Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 9, 2025

BY AND AMONG

CNB FINANCIAL CORPORATION,

CNB BANK,

ESSA BANCORP, INC.

AND

ESSA BANK & TRUST

i

EXHIBITS

Exhibit A	Form of ESSA Voting Agreement
Exhibit B	Form of CNB Voting Agreement
Exhibit C	Plan of Bank Merger

TABLE OF DEFINITIONS

Page
Acquisition Proposal	58
Acquisition Transaction	58
Affiliate	59
Agreement	1
Bank Merger	1
Bank Merger Effective Time	3
Bank Regulator	59
BCL	3
BHC Act	9
BOLI	24
Business Day	59
Certificate	5
Closing	4
Closing Date	4
CNB	1
CNB 2023 Form 10-K	28
CNB 401(k) Plan	47
CNB Bank	1
CNB Bank Board	59
CNB Benefit Plans	31
CNB Board	59
CNB Disclosure Schedule	59
CNB Measurement Price	7
CNB Pension Plan	31
CNB SEC Documents	28
CNB Stock	59
Code	1
Community Reinvestment Act	13
Confidentiality Agreement	42
Continuing Employee	46
Derivative Transaction	59
Effective Date	4
Effective Time	4
Environmental Law	59
ERISA	60
ESSA	1
ESSA 2024 Form 10-K	12
ESSA 401(k) Plan	47
ESSA Bank	1
ESSA Bank Board	60
ESSA Bank ESOP	60
ESSA Bank Stock	9
ESSA Benefit Plans	16
ESSA Board	60
ESSA Disclosure Schedule	60
ESSA Employees	17
ESSA Equity Plan	60
ESSA ERISA Group	17
ESSA Financial Statements	60

Page
ESSA Intellectual Property	60
ESSA Loan Property	60
ESSA Meeting	39, 40
ESSA Pension Plan	16
ESSA Recommendation	39
ESSA Representatives	42
ESSA Restricted Stock	8
ESSA SEC Documents	12
ESSA Stock	9
ESSA Subsequent Determination	44
Exchange Act	60
Exchange Agent	60
Exchange Ratio	5
FDIC	60
FHLBP	61
Finance Laws	15
FRB	61
GAAP	61
Governmental Authority	61
Hazardous Substance	61
Indemnified Parties	45
Indemnifying Party	45
Informational Systems Conversion	50
Insurance Policies	24
Intellectual Property	61
IRS	61
Joint Proxy Statement/Prospectus	61
Knowledge	61
Leases	23
Lien	61
Loans	22
Material Adverse Effect	61
Material Contract	16
Merger	1
Merger Consideration	5
Merger Registration Statement	40
NASDAQ	62
New Board Member	2
Notice of Superior Proposal	44
Notice Period	44
OREO	22
Pandemic	62
Pandemic Measures	62
Per Share Consideration	62
Person	62
Premium Limit	46
Proceeding	45
Regulatory Approvals	27
Regulatory Order	13

v

Rights	62
SEC	12
Securities Act	63
Single Employer Plan	17
Software	63
Subsidiary	63
Superior Proposal	63
Surviving Bank	2

Surviving Corporation	2
Tax	63
Tax Returns	63
Taxes	63
Transactions	1
Voting Agreement	1
WARN Act	63
Willful Breach	63

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of January 9, 2025, by and among CNB Financial Corporation, a Pennsylvania corporation (“CNB”), CNB Bank, a Pennsylvania-chartered nonmember bank and wholly-owned subsidiary of CNB (“CNB Bank”), ESSA Bancorp, Inc., a Pennsylvania corporation (“ESSA”), and ESSA Bank & Trust, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of ESSA (“ESSA Bank”).

WITNESSETH

WHEREAS, the CNB Board has (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of CNB and its shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of CNB’s business strategies; and (iii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the issuance of shares of CNB Stock (as defined herein) contemplated by this Agreement (the “CNB Share Issuance”);

WHEREAS, the ESSA Board has (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of ESSA and its shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of ESSA’s business strategies; and (iii) approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, in accordance with the terms of this Agreement, ESSA will merge with and into CNB, with CNB surviving (the “Merger”), and immediately thereafter, ESSA Bank will merge with and into CNB Bank, with CNB Bank surviving (the “Bank Merger” and, together with the Merger, the “Transactions”);

WHEREAS, as a material inducement to CNB to enter into this Agreement, each of the directors and certain executive officers of ESSA set forth on ESSA Disclosure Schedule 6.02(c) has entered into a voting agreement with CNB dated as of the date hereof (an “ESSA Voting Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of ESSA Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, as a material inducement to ESSA to enter into this Agreement, each of the directors and certain executive officers of CNB set forth on CNB Disclosure Schedule 6.03(c) has entered into a voting agreement with ESSA dated as of the date hereof (a “CNB Voting Agreement”), substantially in the form attached hereto as Exhibit B, pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of CNB Stock owned by such person in favor of the CNB Share Issuance, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, for United States federal income tax purposes, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations and formal guidance issued thereunder (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, ESSA shall merge with and into CNB, and CNB shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Corporation”). Immediately thereafter, pursuant to the Plan of Bank Merger described in the following sentence, ESSA Bank shall merge with and into CNB Bank, and CNB Bank shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of the Commonwealth of Pennsylvania. As soon as practicable after the execution of this Agreement, CNB will cause CNB Bank to, and ESSA will cause ESSA Bank to, execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit C. As part of the Merger, shares of ESSA Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.

Section 1.02 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354, 361 and 368 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. CNB and ESSA each hereby agree to deliver a certificate substantially in compliance with IRS-published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinions contemplated by Section 6.01(e).

Section 1.03 Name of the Surviving Corporation and the Surviving Bank. The name of the Surviving Corporation shall be “CNB Financial Corporation.” The name of the Surviving Bank shall be “CNB Bank.”

Section 1.04 Articles of Incorporation and Bylaws of the Surviving Corporation; Articles of Incorporation and Bylaws of the Surviving Bank. The articles of incorporation and bylaws of the Surviving Corporation upon consummation of the Merger shall be the Third Amended and Restated Articles of Incorporation and the Third Amended and Restated Bylaws of CNB as in effect immediately prior to consummation of the Merger. The articles of incorporation and bylaws of the Surviving Bank upon consummation of the Bank Merger shall be the Articles of Incorporation and the Bylaws of CNB Bank as in effect immediately prior to consummation of the Bank Merger.

Section 1.05 Directors and Officers of the Surviving Corporation and the Surviving Bank.

(a) At the Effective Time, the directors of the Surviving Corporation immediately prior to the Effective Time shall continue to be the directors of the Surviving Corporation, provided that, prior to the Effective Time, the CNB Board shall take such actions as to cause the number of directors constituting the board of directors of the Surviving Corporation immediately after the Effective Time to be increased by three (3) directors, with such new director vacancies to be filled by Gary S. Olson, Robert C. Selig, Jr. and Daniel J. Henning (or, in the event any of such individuals is unavailable, such other person(s) as mutually agreed upon by ESSA and CNB), subject to CNB’s customary background screening and evaluation procedures for potential directors (the “New Board Members”). The CNB Board shall appoint the New Board Members to the board of directors of the Surviving Corporation in accordance with applicable laws and regulations and CNB’s Third Amended and Restated

Articles of Incorporation and Third Amended and Restated Bylaws; provided that the CNB Board shall take all actions necessary to waive or amend the mandatory retirement age set forth in CNB’s Third Amended and Restated Bylaws. The CNB Board shall appoint each of the New Board Members for a term to expire at the next annual meeting of the shareholders of CNB and, at such annual shareholder meeting, the CNB Board shall nominate and recommend to CNB’s shareholders each of the New Board Members for election to the CNB Board to serve the following terms: (i) in the case of Mr. Olson, a three-year term, (ii) in the case of Mr. Henning, a two-year term and (iii) in the case of Mr. Selig, a one-year term. Each of the directors of the Surviving Corporation immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Third Amended and Restated Articles of Incorporation and Third Amended and Restated Bylaws of the Surviving Corporation.

(b) At the effective time of the Bank Merger (the “Bank Merger Effective Time”), the directors of the Surviving Bank immediately prior to the Bank Merger Effective Time shall continue to be the directors of the Surviving Bank, provided that, prior to the Effective Time, the CNB Bank Board shall take such actions as to cause the number of directors constituting the board of directors of the Surviving Bank immediately following the Bank Merger Effective Time to be increased by three (3) directors, with such new director vacancies to be filled by the New Board Members. The CNB Bank Board shall appoint the New Board Members to the board of directors of the Surviving Bank in accordance with applicable laws and regulations and CNB Bank’s Articles of Incorporation and Bylaws; provided that the CNB Bank Board shall take all actions necessary to waive or amend the mandatory retirement age set forth in CNB Bank’s Bylaws. The CNB Bank Board shall appoint each of the New Board Members for a term to expire at the next annual meeting of the shareholders of CNB Bank and, at such annual shareholder meeting, the CNB Bank Board shall nominate and recommend to CNB Bank’s sole shareholder, CNB, and CNB shall vote to approve, each of the New Board Members for election to the CNB Bank Board to serve the following terms: (i) in the case of Mr. Olson, a three-year term, (ii) in the case of Mr. Henning, a two-year term and (iii) in the case of Mr. Selig, a one-year term. Each of the directors of the Surviving Bank immediately after the Bank Merger Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

(c) At the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Surviving Corporation in office immediately prior to the Effective Time. At the Bank Merger Effective Time, the officers of the Surviving Bank shall consist of the officers of the Surviving Bank in office immediately prior to the Bank Merger Effective Time.

Section 1.06 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under applicable provisions of the Pennsylvania Business Corporation Law of 1988 (the “BCL”) and the regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of ESSA shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of ESSA shall be vested in and assumed by CNB.

Section 1.07 Effective Date and Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, CNB will make all such filings as may be required by applicable laws and regulations to consummate the Merger. On the Closing Date, which shall take place not more than three (3) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), or on such other date as the parties shall mutually agree to, CNB and ESSA shall file a statement of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the BCL. The effective date of such filings is herein called the “Effective Date,” and the “Effective Time” of the Merger shall be as specified in such filing.

(b) The closing (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m., Eastern time, or in person at the principal offices of Hogan Lovells US LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to CNB and ESSA the certificates and other documents required to be delivered under Article VI hereof.

Section 1.08 Alternative Structure. CNB may, at any time prior to the Effective Time, change the method of effecting the combination of CNB and ESSA, and CNB Bank and ESSA Bank, respectively, (including the provisions of this Article I) if and to the extent it deems such change to be reasonably necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of ESSA’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of CNB or ESSA pursuant to this Agreement; or (d) be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement. In the event CNB makes such a change, ESSA agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.09 Additional Actions. If, at any time after the Effective Time, CNB shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in CNB its right, title or interest in, to or under any of the rights, properties or assets of ESSA or ESSA Bank, or (b) otherwise carry out the purposes of this Agreement, ESSA, ESSA Bank and their respective officers and directors shall be deemed to have granted to CNB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in CNB or CNB Bank its right, title or interest in, to or under any of the rights, properties or assets of ESSA or ESSA Bank or (ii) otherwise carry out the purposes of this Agreement, and the officers and directors of CNB or CNB Bank are authorized in the name of ESSA or ESSA Bank or otherwise to take any and all such action.

Section 1.10 Absence of Control. It is the intent of the parties to this Agreement that neither CNB or CNB Bank, by reason of this Agreement or the Plan of Bank Merger, shall (until consummation of the transactions contemplated herein) control, directly or indirectly, ESSA or ESSA Bank and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of ESSA or ESSA Bank.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration.

(a) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(i) Each share of CNB Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(ii) Each share of ESSA Stock issued and outstanding immediately prior to the Effective Time (other than shares of ESSA Stock to be cancelled pursuant to Section 2.01(b) or shares of ESSA Restricted Stock, which shall instead be subject to the treatment set forth in Section 2.07(a)) shall become and be converted into the right to receive 0.8547 (the “Exchange Ratio”) shares of CNB Stock (the “Merger Consideration”).

(b) At the Effective Time, all shares of ESSA Stock that are owned by ESSA as treasury stock and all shares of ESSA Stock that are owned directly or indirectly by CNB or ESSA, including any shares of ESSA Stock held by CNB or ESSA or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by CNB or ESSA, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor. All shares of CNB Stock that are owned by ESSA shall become treasury stock of CNB.

Section 2.02 Rights as Shareholders; Stock Transfers. All shares of ESSA Stock, when converted as provided in Section 2.01(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing such shares of ESSA Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of ESSA Stock) shall thereafter represent only the right to receive for each such share of ESSA Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of CNB Stock in accordance with Section 2.03(f). At the Effective Time, holders of ESSA Stock shall cease to be, and shall have no rights as, shareholders of ESSA other than the right to receive the Merger Consideration and cash in lieu of fractional shares of CNB Stock as provided under this Article II. After the Effective Time, there shall be no transfers of shares of ESSA Stock on the stock transfer books of ESSA.

Section 2.03 Exchange Procedures.

(a) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Certificate surrendered pursuant to Section 2.03(c) is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer, as applicable, and the Person requesting such payment shall inform the Exchange Agent, pursuant to an agreement entered into prior to Closing, whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including cash in lieu of fractional shares of CNB Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder, such amounts as the Exchange Agent determines are necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the twelve (12) month anniversary of the Effective Time, CNB) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of CNB Stock) otherwise payable pursuant to this Agreement to any holder of ESSA Stock such amounts as the Exchange Agent or CNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or CNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of ESSA Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CNB, as the case may be.

(b) At least one (1) Business Day prior to the Effective Time, CNB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of ESSA Stock pursuant to this Article II (i) certificates, or at CNB’s option, evidence of shares in book-entry form, representing the shares of CNB Stock, sufficient to pay the aggregate Merger Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of CNB Stock, each to be given to the holders of ESSA Stock in exchange for Certificates pursuant to this Article II. Until the twelve (12) month anniversary of the Effective Time, CNB shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at CNB’s option, evidence of shares in book-entry form, representing the shares of CNB Stock, sufficient to pay the aggregate Merger Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of CNB Stock, each to be given to the holders of

ESSA Stock in exchange for Certificates pursuant to this Article II. Upon such twelve (12) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to CNB. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article II or who has not theretofore submitted a letter of transmittal, if required, shall thereafter be entitled to look exclusively to CNB, and only as a general creditor thereof, for the Merger Consideration, as applicable, to which he or she may be entitled upon exchange of such Certificates pursuant to this Article II. If outstanding Certificates are not surrendered, or the payment for the Certificates is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of CNB (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of ESSA Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. CNB and the Exchange Agent shall be entitled to rely upon the stock transfer books of ESSA to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(c) Promptly after the Effective Time but no later than five (5) business days after the Closing Date, CNB shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of ESSA Stock a notice advising such holders of the effectiveness of the Merger, including a letter of transmittal in a form reasonably satisfactory to CNB and ESSA containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon with respect to shares evidenced by Certificates, proper delivery to the Exchange Agent of such Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, (x) a certificate, or at the election of CNB, a statement reflecting shares issued in book-entry form, representing the number of whole shares of CNB Stock that such holder is entitled pursuant to this Article II, and (y) a check in the amount equal to the sum of (A) any cash in lieu of fractional shares pursuant to Section 2.03(f) and (B) any dividends or other distributions that such holder is entitled pursuant to Section 2.03(e), and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.

(d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by CNB or the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, CNB shall cause the Exchange Agent to issue the Merger Consideration deliverable to such Person, and any cash, unpaid dividends or other distributions that would be payable or deliverable to such Person, in respect of the shares of ESSA Stock represented by such lost, stolen or destroyed Certificate.

(e) No dividends or other distributions with respect to CNB Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CNB Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (f) below, and all such dividends, other distributions and cash in lieu of fractional shares of CNB Stock shall be paid by CNB to the Exchange Agent, in each case until the surrender of such Certificate in accordance with this Section 2.03. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the whole shares of CNB Stock issued in exchange therefor, without interest, (i) at the time of such surrender, in addition to the Merger Consideration, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CNB Stock and the amount of any cash payable in lieu of a fractional share of CNB Stock to which such holder is entitled pursuant to subsection (f), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of CNB Stock. CNB shall make available to the Exchange Agent cash for these purposes, if necessary.

(f) Notwithstanding any other provision hereof, no fractional shares of CNB Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; no dividend or distribution by CNB shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any other rights as a stockholder of CNB. In lieu of any such fractional shares, CNB shall pay to each holder of a fractional share of CNB Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of CNB Stock as reported on NASDAQ for the five (5) consecutive trading days ending on the third (3rd) Business Day immediately prior to the Closing Date, rounded to the nearest whole cent (the “CNB Measurement Price”).

(g) CNB, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the issuance and delivery of shares of CNB Stock into which shares of ESSA Stock are converted in the Merger and (ii) the method of payment of cash in lieu of fractional shares of CNB Stock.

Section 2.04 Anti-Dilution Provisions. In the event CNB or ESSA changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of CNB Stock or ESSA Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding CNB Stock or ESSA Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to CNB Stock if (a) CNB issues additional shares of CNB Stock and receives consideration for such shares in a bona fide third party transaction, (b) CNB issues additional shares of CNB Stock under the CNB Financial Corporation 2019 Omnibus Incentive Plan, or (c) CNB issues employee, director or other key service provider stock grants or similar equity awards or shares of CNB Stock upon the exercise or settlement thereof.

Section 2.05 Reservation of Shares. Effective upon the date of this Agreement, CNB shall reserve for issuance a sufficient number of shares of CNB Stock for the purpose of issuing shares of CNB Stock to ESSA shareholders in accordance with this Article II.

Section 2.06 Listing of Additional Shares. Prior to the Effective Time, CNB shall notify NASDAQ of the additional shares of CNB Stock to be issued by CNB in exchange for the shares of ESSA Stock.

Section 2.07 Treatment of Equity Awards and Cash-Settled Awards.

(a) Treatment of Restricted Stock Awards. Immediately prior to the Effective Time, any vesting or other forfeiture restrictions on each share of ESSA Stock subject to a substantial risk of forfeiture (“ESSA Restricted Stock”) outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest and shall be converted into, and become exchanged for the Merger Consideration within five (5) Business Days after the Effective Time, less applicable Taxes required to be withheld, if any, with respect to such vesting, and shall be treated as an issued and outstanding share of ESSA Stock for the purposes of this Agreement. For the avoidance of doubt, CNB shall not assume any ESSA Restricted Stock.

(b) Treatment of Performance Based Cash-Settled Awards. Immediately prior to the Effective Time, any vesting or other forfeiture restrictions applicable to each outstanding performance-based cash settled award

(“ESSA Cash-Settled Award”) outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest, with any applicable performance-based vesting condition to be deemed achieved at the greater of the target level of performance or actual annualized performance measured as of the most recent completed fiscal quarter, and shall be paid in cash within five (5) Business Days after the Effective Time, less applicable Taxes required to be withheld, if any, with respect to such vesting and payment.

(c) Additional Actions. Prior to the Effective Time, ESSA shall take all actions that may be necessary or required (under any ESSA Equity Plan, any applicable law, the applicable award agreements or otherwise) (i) to effectuate the provisions of this Section 2.07, (ii) to terminate each ESSA Equity Plan as of the Effective Time without any further obligation or liability, and (iii) to ensure that, from and after the Effective Time, holders of ESSA Restricted Stock and ESSA Cash-Settled Awards, as applicable, shall have no rights with respect thereto other than those rights specifically provided in this Section 2.07.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ESSA AND ESSA BANK

As a material inducement to CNB to enter into this Agreement and to consummate the transactions contemplated hereby, ESSA and ESSA Bank hereby make to CNB and CNB Bank the representations and warranties contained in this Article III, provided, however, that neither ESSA nor ESSA Bank shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.04(a) and (b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 3.02, 3.05, 3.06, 3.07, 3.13(a), 3.15, and 3.27 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.10(a) shall be deemed untrue and incorrect if not true and correct in all respects.

Section 3.01 Making of Representations and Warranties. Except as set forth in the ESSA Disclosure Schedules or the ESSA SEC Documents, and subject to the preceding introductory paragraph of this Article III, each of ESSA and ESSA Bank hereby represents and warrants to CNB and CNB Bank that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 3.02 Organization, Standing and Authority of ESSA. ESSA is a Pennsylvania corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). ESSA is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ESSA. The Articles of Incorporation and the Bylaws of ESSA, copies of which have been made available to CNB, are true, complete and correct copies of such documents and are in full force and effect as of the date of this Agreement.

Section 3.03 Organization, Standing and Authority of ESSA Bank. ESSA Bank is a Pennsylvania-chartered savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. ESSA Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by ESSA Bank when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of ESSA, threatened. ESSA Bank’s primary federal bank regulator is the FDIC. ESSA Bank is a member in good standing of the FHLBP and, as of September 30, 2024, owns the requisite amount of stock of the FHLBP as set forth on ESSA Disclosure Schedule 3.03. The Articles of Incorporation and Bylaws of ESSA Bank, copies of which have been made available to CNB, are true, complete and correct copies of such documents and are in full force and effect as of the date of this Agreement.

Section 3.04 ESSA and ESSA Bank Capital Stock.

(a) The authorized capital stock of ESSA consists of 40,000,000 shares of common stock, par value $0.01 per share, of which 18,133,095 shares (including 55,332 shares of ESSA Restricted Stock) are issued and 10,154,664 shares are outstanding as of the date hereof (“ESSA Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding as of the date hereof. As of the date hereof, there are 7,978,431 shares of ESSA Stock held in treasury by ESSA. The outstanding shares of ESSA Stock have been duly authorized and validly issued, and are fully paid, and non-assessable. ESSA does not have any Rights issued or outstanding with respect to ESSA Stock and ESSA does not have any commitment to authorize, issue or sell any ESSA Stock or Rights. As of the date hereof, 1,009,679 shares of ESSA Stock are held by the ESSA Bank ESOP and 163,312 shares of ESSA Stock are held by the ESSA 401(k) Plan trust.

(b) The authorized capital stock of ESSA Bank consists of 40,000,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding as of the date hereof (“ESSA Bank Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per shares, of which no shares are issued or outstanding as of the date hereof. The outstanding shares of ESSA Bank Stock have been duly authorized and validly issued, are fully paid and non-assessable, are owned by ESSA free and clear of all Liens (except as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and were not issued in violation of any preemptive rights. ESSA Bank does not have any Rights issued or outstanding with respect to ESSA Bank Stock and ESSA Bank does not have any commitment to authorize, issue or sell any ESSA Bank Stock or Rights.

(c) ESSA Disclosure Schedule 3.04(c) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding share of ESSA Restricted Stock, (i) the name of the holder of such ESSA Restricted Stock, (ii) whether the holder is a current or former employee, director or other individual service provider of ESSA or any of its Subsidiaries, (iii) the number of shares of ESSA Stock covered by such ESSA Restricted Stock award, (iv) the date of grant of such ESSA Restricted Stock award, (v) the vesting schedule applicable to such ESSA Restricted Stock, including whether such ESSA Restricted Stock is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, (vi) the applicable ESSA Equity Plan under which such ESSA Restricted Stock was granted, and (vii) whether the holder has made an 83(b) election with respect to such ESSA Restricted Stock award.

(d) ESSA Disclosure Schedule 3.04(d) contains a list setting forth, as of the date of this Agreement, with respect to each ESSA Cash-Settled Award, (i) the name of the holder of such ESSA Cash-Settled Award, (ii) whether the holder is a current or former employee, director or other individual service provider of ESSA or any of its Subsidiaries, (iii) the amount payable with respect to such ESSA Cash-Settled Award (both at target level and maximum level), (iv) the date of grant of such ESSA Cash-Settled Award, (v) the vesting schedule applicable to such ESSA Cash-Settled Award, and (vi) the applicable ESSA Equity Plan under which such Cash-Settled Award was granted.

Section 3.05 Subsidiaries. Except as set forth on ESSA Disclosure Schedule 3.05, ESSA does not, directly or indirectly, own or control any Affiliate. Except as disclosed on ESSA Disclosure Schedule 3.05, ESSA does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by ESSA has not been conducted through any other direct or indirect Subsidiary or Affiliate of ESSA. No such equity investment identified in ESSA Disclosure Schedule 3.05 is prohibited by applicable federal or state laws and regulations.

Section 3.06 Corporate Power; Minute Books. Each of ESSA and ESSA Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of ESSA and ESSA Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of ESSA’s shareholders of this Agreement. To the extent that either ESSA or ESSA Bank exercises trust powers or acts as a fiduciary, it holds all required approvals of the PADOBS or the FDIC. The minute books of ESSA contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of ESSA and the ESSA Board (including committees of the ESSA Board). The minute books of ESSA Bank contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of ESSA Bank and the ESSA Bank Board (including committees of the ESSA Bank Board).

Section 3.07 Execution and Delivery. Subject to the approval of this Agreement by the shareholders of ESSA, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of ESSA, the ESSA Board, ESSA Bank and the ESSA Bank Board on or prior to the date hereof. The ESSA Board has directed that this Agreement be submitted to ESSA’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of ESSA Stock entitled to vote thereon, no other vote of the shareholders of ESSA is required by law, the Articles of Incorporation or the Bylaws of ESSA or otherwise to approve this Agreement and the transactions contemplated hereby. Each of ESSA and ESSA Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CNB and CNB Bank, this Agreement is a valid and legally binding obligation of ESSA and ESSA Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by ESSA or any of its Subsidiaries in connection with the execution, delivery or performance by ESSA or ESSA Bank of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08(b), (ii) the filing of an appropriate notice of the Merger with the United States in accordance with paragraph 56 of the Consent Order, and the agreement of CNB Bank in accordance with paragraph 59 of the Consent Order, and (iii) the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of ESSA Stock. As of the date hereof, ESSA has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b) Subject to receipt of the consents, approvals and waivers and the making of the filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by ESSA and ESSA Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation and the Bylaws of ESSA (or similar governing documents) or similar governing documents of any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ESSA or any of its Subsidiaries, or any of its properties or assets, or (iii) except as set forth in ESSA Disclosure Schedule 3.08(b), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of ESSA or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which ESSA or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), for such violations, conflicts, breaches, defaults or termination or cancellation rights which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ESSA or ESSA Bank.

Section 3.09 Financial Statements; SEC Documents.

(a) ESSA has previously made available to CNB copies of the ESSA Financial Statements. The ESSA Financial Statements (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of ESSA and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of ESSA have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. S.R. Snodgrass, P.C. has not resigned or been dismissed as independent public accountants of ESSA as a result of or in connection with any disagreements with ESSA on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) ESSA’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended September 30, 2024 (the “ESSA 2024 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by ESSA or any of its Subsidiaries subsequent to October 1, 2024, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “ESSA SEC Documents”), with the Securities and Exchange Commission (the “SEC”), and all of the ESSA SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of ESSA and its Subsidiaries contained in the ESSA 2024 Form 10-K and, except for liabilities reflected in ESSA SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since September 30, 2024, neither ESSA nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(c) ESSA and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act, and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. ESSA (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the ESSA Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ESSA’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ESSA’s internal control over financial reporting.

Section 3.10 Absence of Certain Changes or Events.

(a) Since September 30, 2024, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ESSA.

(b) Except as set forth in ESSA Disclosure Schedule 3.10(b), since September 30, 2024, each of ESSA and its Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for actions in connection with the transactions contemplated by this Agreement).

(c) Except as set forth in ESSA Disclosure Schedule 3.10(c), since September 30, 2024, none of ESSA or any of its Subsidiaries has (i) except as set forth on ESSA Disclosure Schedule 3.04(c), (A), increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any current or former employee, director or other individual service provider from the amount thereof in effect as of September 30, 2024, or (B) except as disclosed in the ESSA SEC Documents, granted any severance, termination pay, bonus, retention bonus, or change in control benefits, entered into any contract to make or grant any severance, termination pay, bonus, retention bonus, or change in control benefits, or paid any bonus or retention bonus, or (C) adopted, amended or terminated any ESSA Benefit Plan, (ii) except as set forth on ESSA Disclosure Schedule 3.04(c), granted any ESSA Restricted Stock, (iii) except as disclosed in the ESSA SEC Documents, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of ESSA’s capital stock, (iv) effected or authorized any split, combination or reclassification of any of ESSA’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of ESSA’s capital stock, (v) except as disclosed in the ESSA SEC Documents, changed any accounting methods (or underlying assumptions), principles or practices of ESSA affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (vi) made any tax election by ESSA or any settlement or compromise of any income tax liability by ESSA, (vii) made any material change in ESSA’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (viii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (ix) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (x) had any union organizing activities or (xi) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.11 Regulatory Matters.

(a) Each of ESSA and its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2022 with any Governmental Authority, including, without limitation, any reports or other submissions required under any agreement or order with a Governmental Authority disclosed in ESSA Disclosure Schedule 3.11, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of ESSA, and except as set forth in ESSA Disclosure Schedule 3.11, no Governmental Authority has initiated any proceeding, or to the Knowledge of ESSA, investigation into the business or operations of ESSA or any of its Subsidiaries, since January 1, 2022. There is no unresolved violation or matter requiring attention issued by any Governmental Authority in connection with any report or statement relating to any examinations of ESSA Bank, except as set forth in ESSA Disclosure Schedule 3.11. Each of ESSA and ESSA Bank is “well-capitalized” as defined in applicable laws and regulations, and ESSA Bank has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.

(b) Since January 1, 2022, ESSA has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.

(c) Other than as set forth in ESSA Disclosure Schedule 3.11, neither ESSA, ESSA Bank, nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities institutions or engaged in the insurance of deposits (including, without limitation, the PADOBS, the FDIC and the FRB) or the supervision or regulation of it. Neither ESSA nor ESSA Bank has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

(d) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 3.11 is subject to the limitations of Section 8.10(b) hereof.

Section 3.12 Legal Proceedings; Regulatory Action.

(a) Other than as set forth in ESSA Disclosure Schedule 3.12(a), (i) there are no pending or, to ESSA’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions against, or governmental or regulatory investigations of, ESSA or any of its Subsidiaries and (ii) to ESSA’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither ESSA nor ESSA Bank is a party to any, nor are there any pending or, to ESSA’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against ESSA or ESSA Bank in which, to the Knowledge of ESSA, there is a reasonable probability of any material recovery against or a Material Adverse Effect on ESSA or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) Except as set forth in ESSA Disclosure Schedule 3.12(c), there is no injunction, order, judgment or decree imposed upon ESSA or any of its Subsidiaries, or their respective assets, and no such action has been threatened against ESSA or any of its Subsidiaries.

(d) Other than as set forth in ESSA Disclosure Schedule 3.12(d), none of ESSA or any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated banks or financial holding companies or their subsidiaries.

(e) Neither ESSA nor ESSA Bank has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

(f) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 3.12 is subject to the limitations of Section 8.10(b) hereof.

Section 3.13 Compliance with Laws.

(a) Each of ESSA and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination.

(b) Each of ESSA and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ESSA or its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to ESSA’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Except as set forth in ESSA Disclosure Schedule 3.13(c), none of ESSA or any Subsidiary has received, since January 1, 2022, any notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to ESSA’s Knowledge, do any grounds for any of the foregoing exist).

(d) Since January 1, 2022, ESSA has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (collectively, “Finance Laws”), and with all applicable origination, servicing and collection practices, as established by ESSA or ESSA Bank, with respect to any loan or credit extension by such entity. In addition, other than as set forth in ESSA Disclosure Schedule 3.13(d), there is no pending or, to the Knowledge of ESSA, threatened charge by any Governmental Authority that ESSA has violated, nor any pending or, to ESSA’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

(e) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 3.13 is subject to the limitations of Section 8.10(b) hereof.

Section 3.14 Material Contracts; Defaults.

(a) Other than as set forth in ESSA Disclosure Schedule 3.14 or as filed with the ESSA SEC Documents, none of ESSA or any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment or service of any current or former employees, or directors of ESSA or any of its Subsidiaries; (ii) which would entitle any current or former employee, director, other individual service provider or agent of ESSA or any of its Subsidiaries to indemnification from ESSA or such Subsidiaries; (iii) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any acceleration of vesting, payment or funding or in any payment (whether of change in control, bonus, retention bonus, severance pay or otherwise) becoming due from ESSA or any of its Subsidiaries to any current or former employee, director, or other individual service provider thereof; (iv) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (v) is material to the financial condition, results of operations or business of ESSA or any of its Subsidiaries; (vi) is a Lease; or (vii) which materially restricts the conduct of any business by ESSA. ESSA has previously delivered or made available to CNB true, complete and correct copies of each such document. Each contract, arrangement, commitment or understanding of the type of described in this Section 3.14(a), whether or not set forth on ESSA Disclosure Schedule 3.14 is referred to herein as a “Material Contract.”

(b) To its Knowledge, neither ESSA nor any of its Subsidiaries is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

Section 3.15 Brokers. Neither ESSA nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that ESSA has engaged, and will pay a fee or commission to, PNC FIG Advisory, part of PNC Capital Markets LLC. A true, complete and correct copy of the engagement letter with PNC FIG Advisory, part of PNC Capital Markets LLC has been provided to CNB.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, programs, policies or arrangements maintained, sponsored or contributed to by ESSA, ESSA Bank, or any of their Subsidiaries, or with respect to which ESSA, ESSA Bank or any of their Subsidiaries has any liability, whether actual or contingent, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based compensation, supplemental retirement, employment, consulting, termination, severance, change in control, separation, retention, incentive, bonus, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, flexible spending, vacation, paid time off or perquisite plans, contracts, programs, policies or arrangements, in each case, whether written or unwritten (the “ESSA Benefit Plans”), are identified in ESSA Disclosure Schedule 3.16(a). ESSA or ESSA Bank has delivered or made available to CNB a copy of each ESSA Benefit Plan (or a written description of the material provisions of each unwritten ESSA Benefit Plan) and, with respect thereto, as applicable, (i) all amendments, currently effective trust (or other funding vehicle) agreements and insurance contracts, (ii) the most recent summary plan description (and all summaries of material modifications thereto), (iii) the most recent actuarial report (or other financial statement relating to such ESSA Benefit Plan), (iv) the three (3) most recently filed Forms 5500 (with all schedules and attachments), (v) the most recent determination (or, if applicable, opinion or advisory) letter from the IRS and (vi) all material correspondence to or from a Governmental Authority during the past three (3) years.

(b) Each ESSA Benefit Plan has been maintained and administered in material compliance with its terms and applicable law, including, without limitation, ERISA and the Code. Each ESSA Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (an “ESSA Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory) letter from the IRS, and to the Knowledge of ESSA, there are no circumstances reasonably likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such ESSA Pension Plan under Section 401(a) of the Code. There is no pending or, to ESSA’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the ESSA Benefit Plans (other than routine claims for benefits in the normal course). Neither ESSA, ESSA Bank nor any of their Subsidiaries has engaged in any transaction with respect to any ESSA Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject ESSA, ESSA Bank or any of their Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. No ESSA Pension Plan which is a defined benefit plan subject to minimum funding requirements (each a “Single Employer Plan”) has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than eighty percent (80%). No Single Employer Plan has had any action initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan nor has any “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(c) Except as set forth on ESSA Disclosure Schedule 3.16(c), neither ESSA, ESSA Bank, any of their Subsidiaries nor any entity which is considered to be one employer with ESSA, ESSA Bank or any of their Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (collectively, the “ESSA ERISA Group”) maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan (i) subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA, or subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (ii) that invests in employer securities. The ESSA ERISA Group has not (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA or related provisions of the Code or applicable law relating to any ESSA Benefit Plan; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (iv) incurred taxes under Section 4971 of the Code with respect to any ESSA Benefit Plan. None of the ESSA Benefit Plans is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a “funded welfare plan” (within the meaning of Section 419 of the Code).

(d) All contributions, payments, premiums and other obligations required to be made under the terms of any ESSA Benefit Plan or an agreement with any current or former employees of ESSA, ESSA Bank, or any of their Subsidiaries (collectively “ESSA Employees”) have been timely made or have been accurately reflected on the financial statements of ESSA. All such contributions and premiums have been fully deducted for income tax purposes, and no such deduction has been challenged or disallowed by any Governmental Authority, and no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance.

(e) Other than as identified in ESSA Disclosure Schedule 3.16(e), neither ESSA, ESSA Bank nor any of their Subsidiaries has any obligations to provide or fund retiree health, life insurance or similar benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the applicable laws of any state or locality. ESSA or ESSA Bank may amend or terminate any ESSA Benefit Plan identified at any time without incurring any liability thereunder.

(f) Other than as set forth in ESSA Disclosure Schedule 3.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any ESSA Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the ESSA Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the ESSA Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of ESSA or ESSA Bank, or after the consummation of the transactions contemplated hereby, CNB, the Surviving Corporation or the Surviving Bank, to merge, amend, or terminate any of the ESSA Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code.

(g) Neither ESSA nor ESSA Bank has any obligation to compensate any current or former employee, officer, director or other service provider of ESSA, ESSA Bank or any of their Subsidiaries for excise Taxes paid pursuant to Section 4999 of the Code. ESSA Disclosure Schedule 3.16(g) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any current or former director, officer or employee of ESSA or ESSA Bank who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any ESSA Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule.

(h) ESSA, ESSA Bank, each of their Subsidiaries and each ESSA Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.

(i) Each ESSA Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) and any deferral elections thereunder are in documentary compliance with and have been maintained and operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither ESSA, ESSA Bank nor any of their Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any current or former officer, director, employee or service provider of ESSA, ESSA Bank or any of their Subsidiaries for any Taxes incurred by such individual pursuant to Section 409A of the Code.

Section 3.17 Labor Matters.

(a) None of ESSA or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is ESSA or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel ESSA or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to ESSA’s Knowledge, threatened, nor is ESSA or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) ESSA and each of its Subsidiaries is in material compliance with all applicable laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

(c) ESSA and each of its Subsidiaries has paid in full to all of its employees or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. ESSA and each of its Subsidiaries has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes (including for purposes of the ESSA Benefit Plans), if applicable, and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

(d) During the preceding three (3) years, (i) neither ESSA nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the federal or applicable state WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the federal or applicable state WARN Act) in connection with ESSA or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither ESSA nor any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable law.

Section 3.18 Environmental Matters.

(a) Except as set forth in ESSA Disclosure Schedule 3.18, each property owned, leased or operated by ESSA and its Subsidiaries, to ESSA’s Knowledge, are, and since January 1, 2022 have been, in material compliance with all Environmental Laws. Neither ESSA nor any of its Subsidiaries has Knowledge of, nor has ESSA or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of ESSA or ESSA Bank with all Environmental Laws.

(b) ESSA and its Subsidiaries have obtained all material permits, licenses and authorizations that are required for its operations under all Environmental Laws.

(c) No Hazardous Substance exists on, about or within any of the owned real properties, nor to ESSA’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of its properties. The use that ESSA or any of its Subsidiaries makes and intends to make of any of its properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any of those properties.

(d) There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to ESSA’s Knowledge, threatened against ESSA or ESSA Bank relating in any way to any Environmental Law. None of ESSA or any of its Subsidiaries has a liability for remedial action under any Environmental Law. None of ESSA or any of its Subsidiaries has received any request for information by any Governmental Authority with respect to the condition, use or operation of any of its owned real properties or ESSA Loan Properties nor has ESSA or any of its Subsidiaries received any notice of any kind from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of its owned real properties or ESSA Loan Properties.

Section 3.19 Tax Matters.

(a) ESSA and its Subsidiaries have filed all income and other material Tax Returns that they were required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by ESSA and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of ESSA or such Subsidiary is contesting in good faith. Except as set forth in ESSA Disclosure Schedule 3.19, none of ESSA or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and neither ESSA nor any its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired. No claim has ever been made by an authority in a jurisdiction where ESSA or any of its Subsidiaries does not file material Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of ESSA or any Subsidiary.

(b) The unpaid Taxes of ESSA and its Subsidiaries did not, as of the most recent audited consolidated balance sheet, exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the most recent audited consolidated balance sheet, and as of the Closing Date, will not exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the most recent audited consolidated balance sheet. Neither ESSA nor any of its Subsidiaries will incur any liability for Taxes from the date of the most recent audited consolidated balance sheet through the Closing Date other than in the ordinary course of business and consistent with reasonable prior practice or as a result of the transactions contemplated by this Agreement.

(c) The deferred Tax assets and liabilities of ESSA and is Subsidiaries have been recorded on the ledgers of ESSA in accordance with GAAP based on the expected future tax consequences of temporary differences between the financial reporting and Tax bases of assets and liabilities, computed using the enacted Tax rates in effect for the years in which those Tax assets or liabilities are expected to be realized. Uncertain Tax positions have been identified by ESSA and ESSA has established a valuation allowance against deferred Tax assets, if needed, to reduce the amount of such deferred Tax assets to the amount expected to be realized.

(d) Each of ESSA and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements.

(e) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of ESSA are pending with respect to ESSA or any of its Subsidiaries. None of ESSA or any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where ESSA or any Subsidiary has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against ESSA or any of its Subsidiaries.

(f) ESSA has provided CNB with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to ESSA and its Subsidiaries for taxable periods ended September 30, 2024, 2023, 2022, 2021 and 2020. ESSA has delivered to CNB correct and complete copies of all statements of deficiencies assessed against or agreed to by ESSA or any of its Subsidiaries filed for the years ended September 30, 2024, 2023, 2022, 2021 and 2020. Each of ESSA and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices ESSA or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(g) None of ESSA or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h) None of ESSA or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of ESSA and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax withing the meaning of Code Section 6662. Except as set forth in ESSA Disclosure Schedule 3.19(h), none of ESSA or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. None of ESSA or any of its Subsidiaries (i) has been a member of any consolidated, affiliated or unitary group of corporations for any Tax purposes, or (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than ESSA or such Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(i) The unpaid Taxes of ESSA and its Subsidiaries (i) did not, as of the end of the most recent period covered by ESSA’s or any of its Subsidiary’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in ESSA’s or such Subsidiary’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ESSA and its Subsidiaries in filing its Tax Returns. Since the end of the most recent period covered by ESSA’s or its Subsidiaries’ call reports filed prior to the date hereof, none of ESSA or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(j) Neither of ESSA nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k) None of ESSA or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) None of ESSA or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and ESSA has not been notified of, or to ESSA’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

(m) None of ESSA or any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.

(n) None of ESSA or any of its Subsidiaries has, or to ESSA’s Knowledge has ever had, a permanent establishment in any country other than the United States, or has not engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(o) Except as set forth on ESSA Disclosure Schedule 3.19(o), none of ESSA or any of its Subsidiaries has deferred payroll taxes or availed itself of any of the tax deferred credits or benefits pursuant to the CARES Act or otherwise taken advantage of any change in applicable legal requirements in connection with the COVID-19 pandemic that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations.

Section 3.20 Investment Securities. ESSA Disclosure Schedule 3.20 sets forth the book and market value, as of September 30, 2024, of the investment securities, mortgage-backed securities and securities held for sale of ESSA and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Each of ESSA and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of ESSA or any Subsidiary.

Section 3.21 Derivative Transactions. All Derivative Transactions entered into by ESSA or any of its Subsidiaries were entered into in all material respects in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by ESSA and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. ESSA and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of ESSA, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. ESSA and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program.

Section 3.22 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in ESSA Disclosure Schedule 3.22(a), as of September 30, 2024, none of ESSA or any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of September 30, 2024, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of ESSA or any of its Subsidiaries, or to the Knowledge of ESSA, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. ESSA Disclosure Schedule 3.22(a) identifies (x) each Loan that as of September 30, 2024 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by ESSA or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of ESSA that as of September 30, 2024 was classified as other real estate owned (“OREO”) and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) to the Knowledge of ESSA, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and ESSA’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct in all material respects.

(d) Except as set forth in ESSA Disclosure Schedule 3.22(d), none of ESSA or any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates ESSA or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of ESSA or any of its Subsidiaries.

Section 3.23 Tangible Properties and Assets.

(a) ESSA Disclosure Schedule 3.23(a) sets forth a true, correct and complete list of all real property owned by ESSA or any of its Subsidiaries. Except as set forth in ESSA Disclosure Schedule 3.23(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, ESSA or the relevant Subsidiary has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset, and (iii) those described and reflected in the ESSA Financial Statements.

(b) ESSA Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which ESSA or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, neither ESSA nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and, to ESSA’s Knowledge, no condition exists that would constitute a termination event or a material breach by ESSA or any of its Subsidiaries of, or material default by ESSA or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to ESSA’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on ESSA Disclosure Schedule 3.23(b), there is no pending or, to ESSA’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that ESSA or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Each of ESSA and its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.24 Intellectual Property. ESSA Disclosure Schedule 3.24 sets forth a true, complete and correct list of all ESSA Intellectual Property owned or purported to be owned by ESSA. ESSA owns or has a valid license to use all ESSA Intellectual Property necessary to the conduct of the business of ESSA, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). ESSA Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of ESSA and its Subsidiaries as currently conducted. ESSA Intellectual Property owned by ESSA or any of its Subsidiaries, and to the Knowledge of ESSA, all other ESSA Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and none of ESSA or any of its Subsidiaries has received notice challenging the validity or enforceability of ESSA Intellectual Property. To the Knowledge of ESSA, the conduct of the business of ESSA and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of ESSA or any of its Subsidiaries to own or use any of the ESSA Intellectual Property.

Section 3.25 Fiduciary Accounts. Except as set forth in ESSA Disclosure Schedule 3.25, since January 1, 2022, each of ESSA and its Subsidiaries has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither ESSA nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26 Insurance.

(a) ESSA Disclosure Schedule 3.26(a) identifies all of the material insurance policies, binders, or bonds currently maintained by ESSA or any of its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder. Each of ESSA and its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured against such risks and in such amounts as the management of ESSA reasonably has determined to be prudent in accordance with industry practices and has maintained all insurance required by applicable laws and regulations. All the Insurance Policies are in full force and effect, none of ESSA or any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) ESSA Disclosure Schedule 3.26(b) sets forth a true, correct and complete description of all bank-owned life insurance (“BOLI”) owned by ESSA or any of its Subsidiaries, including the value of BOLI as of the end of the most recent month for which a statement is available prior to the date hereof. The value of such BOLI is fairly and accurately reflected in the ESSA Financial Statements in accordance with GAAP.

Section 3.27 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.28 Opinion of Financial Advisor. Prior to the execution of this Agreement, the ESSA Board has received the written opinion of PNC FIG Advisory, a part of PNC Capital Markets, LLC to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the holders of ESSA Stock from a financial point of view.

Section 3.29 Joint Proxy Statement/Prospectus. As of the date of the Joint Proxy Statement/Prospectus and the date of the meeting of the shareholders of ESSA to which such Joint Proxy Statement/Prospectus relates, the Joint Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to CNB and its Subsidiaries included in the Joint Proxy Statement/Prospectus.

Section 3.30 CRA, Anti-money Laundering and Customer Information Security. Neither ESSA nor ESSA Bank is a party to any agreement with any individual or group regarding CRA matters and, except as set forth in ESSA Disclosure Schedule 3.30, neither ESSA nor ESSA Bank has any Knowledge of, nor has ESSA or ESSA Bank been advised of or has any reason to believe that any facts or circumstances exist, which would cause ESSA or ESSA Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by ESSA pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D. Furthermore, the ESSA Board has adopted, and ESSA has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 3.31 Transactions with Affiliates. Except as set forth in ESSA Disclosure Schedule 3.31, there are no outstanding amounts payable to or receivable from, or advances by ESSA or any of its Subsidiaries to, and neither ESSA nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding ESSA Stock, director, employee or Affiliate of ESSA or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with ESSA or any of its Subsidiaries or other than in the ordinary course of ESSA Bank’s business. All transactions, agreements and relationships between ESSA and any Subsidiary and any Affiliates, shareholders, directors or officers of ESSA and any Subsidiary comply, to the extent applicable, with Regulation W and Regulation O of the FRB.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CNB AND CNB BANK

As a material inducement to ESSA to enter into this Agreement and to consummate the transactions contemplated hereby, CNB and CNB Bank hereby make to ESSA and ESSA Bank the representations and warranties contained in this Article IV, provided, however, that CNB shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 4.04 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 4.02, 4.05, 4.06, 4.07, 4.13(a), 4.14, and 4.21 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 4.09 shall be deemed untrue and incorrect if not true and correct in all respects.

Section 4.01 Making of Representations and Warranties. Except as set forth in the CNB Disclosure Schedules and the CNB SEC Documents, and subject to the preceding introductory paragraph of this Article IV, CNB hereby represents and warrants to ESSA that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority of CNB. CNB is a Pennsylvania corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly registered as a financial holding company under the BHC Act. CNB is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CNB. The Third Amended and Restated Articles of Incorporation and Third Amended and Restated Bylaws of CNB, copies of which have been made available to ESSA, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03 Organization, Standing and Authority of CNB Bank. CNB Bank is a Pennsylvania-chartered nonmember bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. CNB Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by CNB Bank when due. CNB Bank’s primary federal bank regulator is the FDIC. CNB Bank is a member in good standing of the FHLBP and, as of September 30, 2024, owns the requisite amount of stock of the FHLBP as set forth on CNB Disclosure Schedule 4.03. The Articles of Incorporation and Bylaws of CNB Bank, copies of which have been made available to ESSA, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.04 CNB Capital Stock. The authorized capital stock of CNB consists of 50,000,000 shares of stock, no par value, of which, as of the date hereof, 21,235,503 shares are issued as CNB Stock, 247,979 shares are held by CNB as treasury stock and 60,375 are issued as 7.125% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock, no par value (the “CNB Preferred Stock”). The outstanding shares of CNB Stock and CNB Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for the CNB Stock to be issued pursuant to this Agreement and outstanding equity awards issued under any CNB Benefit Plan, CNB does not have any Rights issued or outstanding with respect to CNB Stock and CNB does not have any commitments to authorize, issue or sell any CNB Stock or Rights.

Section 4.05 Subsidiaries(a) . Except as set forth on CNB Disclosure Schedule 4.05, CNB does not, directly or indirectly, own or control any Affiliate. Except as disclosed on CNB Disclosure Schedule 4.05, CNB does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by CNB has not been conducted through any other direct or indirect Subsidiary or Affiliate of CNB. No such equity investment identified in CNB Disclosure Schedule 4.05 is prohibited by the applicable federal or state laws and regulations. All of the issued and outstanding shares of common stock of CNB Bank (the “CNB Bank Stock”) have been duly authorized and validly issued, are fully paid and non-assessable, are owned by CNB free and clear of all Liens (except as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and were not issued in violation of any preemptive rights. CNB Bank does not have any Rights issued or outstanding with respect to CNB Bank Stock and CNB Bank does not have any commitment to authorize, issue or sell any capital stock of CNB Bank Stock or Rights thereto.

Section 4.06 Corporate Power; Minute Books. Each of CNB and CNB Bank has the corporate or other power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of CNB and CNB Bank has the corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of CNB contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of CNB and the CNB Board (including committees of the CNB Board). The minute books of CNB Bank contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of CNB Bank and the CNB Bank Board (including committees of the CNB Bank Board).

Section 4.07 Execution and Delivery. Subject to the approval of the CNB Share Issuance by the shareholders of CNB, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CNB and CNB Bank and each of their respective Boards of Directors on or prior to the date hereof. The CNB Board has directed that the CNB Share Issuance be submitted to CNB’s shareholders for approval at a meeting of such shareholders and, except for the approval of the CNB Share Issuance by the requisite affirmative vote of the holders of the outstanding shares of CNB Stock entitled to vote thereon, no other vote of the shareholders of CNB is required by law, the Third Amended and Restated Articles of Incorporation or the Third Amended and Restated Bylaws of CNB or otherwise to approve this Agreement and the transactions contemplated hereby, including the issuance of shares of CNB Stock pursuant to this Agreement. Each of CNB and CNB Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by ESSA and ESSA Bank, this Agreement is a valid and legally binding obligation of each of CNB and CNB Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CNB or any of its Subsidiaries in connection with the execution, delivery or performance by CNB or CNB Bank of this Agreement or to consummate the transactions contemplated hereby, except for filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08(b). As of the date hereof, CNB has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b) Subject to the receipt of all consents, approvals, waivers or non-objections of a Governmental Authority required to consummate the transactions contemplated by this Agreement, including, without limitation, (1) approvals, waivers or non-objections of each of the FRB, the FDIC and the PADOBS, as required (“Regulatory Approvals”), (2) the required filings under federal and state securities laws, (3) the declaration of effectiveness of the Merger Registration Statement by the SEC, and (4) approval of the listing of CNB Stock to be issued in connection with the Merger on NASDAQ, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by CNB and CNB Bank do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of CNB or of any of its Subsidiaries or to which CNB or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Third Amended and Restated Articles of Incorporation and Third Amended and Restated Bylaws of CNB or other organizational documents of CNB or CNB Bank, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement, except, in the case of clauses

(i) and (iii), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CNB or CNB Bank.

(c) As of the date of this Agreement, CNB has no Knowledge of any reasons relating to CNB or CNB Bank (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 4.09 Absence of Certain Changes or Events. Since December 31, 2023, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CNB and its Subsidiaries taken as a whole.

Section 4.10 SEC Documents; Financial Statements.

(a) CNB’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2023 (the “CNB 2023 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by CNB or any of its Subsidiaries subsequent to January 1, 2024, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “CNB SEC Documents”), with the SEC, and all of the CNB SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such CNB SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such CNB SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of CNB and its Subsidiaries contained in the CNB 2023 Form 10-K and, except for liabilities reflected in CNB SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2023, neither CNB nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto. The books and records of CNB have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Forvis Mazars, LLP has not resigned or been dismissed as independent public accountants of CNB as a result of or in connection with any disagreements with CNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) CNB and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act, and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. CNB (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the CNB Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CNB’s ability to record, process, summarize and report financial data and, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CNB’s internal control over financial reporting.

Section 4.11 Regulatory Matters.

(a) Each of CNB and CNB Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2022 with any Governmental Authority and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of CNB and/or CNB Bank, no Governmental Authority has initiated any proceeding, or to the Knowledge of CNB, investigation into the business or operations of CNB and/or CNB Bank, since January 1, 2022. There is no unresolved violation or matter requiring attention by any Governmental Authority with respect to any report or statement relating to any examinations of CNB Bank. Each of CNB and CNB Bank is “well-capitalized” as defined in applicable laws and regulations, and CNB Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b) Since January 1, 2022, CNB has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.

(c) Neither CNB, CNB Bank nor any of their respective properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or institutions engaged in the insurance of deposits (including, without limitation, the PADOBS, the FDIC and the FRB) or the supervision or regulation of it. Neither CNB nor CNB Bank has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

(d) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 4.11 is subject to the limitations of Section 8.10(b) hereof.

Section 4.12 Legal Proceedings.

(a) Other than as set forth in CNB Disclosure Schedule 4.12, (i) there are no pending or, to the Knowledge of CNB, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against CNB and (ii) to CNB’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither CNB nor CNB Bank is a party to any, nor are there any pending or, to CNB’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against CNB or CNB Bank in which, to the Knowledge of CNB, there is a reasonable probability of any material recovery against or other Material Adverse Effect on CNB or any of its Subsidiaries or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon CNB or any of its Subsidiaries, nor on any of the assets of CNB or any of its Subsidiaries, and, to CNB’s Knowledge, no such action has been threatened against CNB of any of its Subsidiaries.

(d) Neither CNB nor CNB Bank has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental

Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

(e) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 4.12 is subject to the limitations of Section 8.10(b) hereof.

Section 4.13 Compliance With Laws.

(a) Each of CNB and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Each of CNB and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CNB and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CNB’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Neither CNB nor its Subsidiaries has received, since January 1, 2022, notification or communication from any Governmental Authority (i) asserting that it is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CNB’s Knowledge, do any grounds for any of the foregoing exist).

(d) Since January 1, 2022, CNB has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, the Finance Laws, and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of CNB, threatened charge by any Governmental Authority that CNB has violated, nor any pending or, to CNB’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

(e) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 4.13 is subject to the limitations of Section 8.10(b) hereof.

Section 4.14 Brokers. Neither CNB nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that CNB has engaged, and will pay a fee or commission to, each of Stephens Inc. and Piper Sandler & Co.

Section 4.15 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements maintained, sponsored or contributed to by CNB or any of its Subsidiaries covering current or former employees of CNB or any of its

Subsidiaries and current or former directors of CNB or any of its Subsidiaries (collectively, the “CNB Benefit Plans”) are in material compliance with all applicable laws, including ERISA and the Code.

(b) Each CNB Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “CNB Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory) letter from the IRS, and to the Knowledge of CNB, there are no circumstances reasonably likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such CNB Pension Plan under Section 401(a) of the Code. Other than as set forth in CNB Disclosure Schedule 4.15(b), there is no pending or, to CNB’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the CNB Benefit Plans (other than routine claims for benefits in the normal course). CNB has not engaged in a transaction with respect to any CNB Benefit Plan or CNB Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject CNB to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Neither CNB nor any entity which is considered to be one employer with CNB under Section 4001 of ERISA or Section 414 of the Code maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA or subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.

Section 4.16 Labor Matters. None of CNB or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CNB or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel CNB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to CNB’s Knowledge, threatened, nor is CNB or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.17 Tax Matters.

(a) CNB and its Subsidiaries have filed all income and other material Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by CNB (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of CNB and which CNB is contesting in good faith. CNB is not the beneficiary of any extension of time within which to file any Tax Return, and neither CNB nor any of its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired. No claim has ever been made by an authority in a jurisdiction where CNB does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CNB.

(b) The unpaid Taxes of CNB and its Subsidiaries did not, as of the most recent audited consolidated balance sheet, exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the most recent audited consolidated balance sheet, and as of the Closing Date, will not exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the most recent audited consolidated balance sheet. Neither CNB nor any of its Subsidiaries will incur any liability for Taxes from the date of the most recent audited consolidated balance sheet through the Closing Date other than in the ordinary course of business and consistent with reasonable prior practice or as a result of the transactions contemplated by this Agreement.

(c) The deferred Tax assets and liabilities of CNB and is Subsidiaries have been recorded on the ledgers of CNB in accordance with GAAP based on the expected future tax consequences of temporary differences between the financial reporting and Tax bases of assets and liabilities, computed using the enacted Tax rates in effect for the years in which those Tax assets or liabilities are expected to be realized. Uncertain Tax positions have been identified by CNB and CNB has established a valuation allowance against deferred Tax assets, if needed, to reduce the amount of such deferred Tax assets to the amount expected to be realized.

(d) Each of CNB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

(e) Except as set forth in CNB Disclosure Schedule 4.17(e), no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of CNB are pending with respect to CNB. CNB has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where CNB has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against CNB.

Section 4.18 Loans; Nonperforming Assets.

(a) Except as set forth in CNB Disclosure Schedule 4.18(a), as of September 30, 2024, none of CNB or any of its Subsidiaries is a party to any written or oral (i) Loan under the terms of which the obligor was, as of September 30, 2024, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of CNB or any of its Subsidiaries, or to the Knowledge of CNB, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. CNB Disclosure Schedule 4.18(a) identifies (x) each Loan that as of September 30, 2024 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by CNB or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of CNB that as of September 30, 2024 was classified as OREO and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of CNB, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and CNB’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct in all material respects.

Section 4.19 Deposit Insurance. The deposits of CNB Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by law, and CNB Bank has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of CNB, threatened.

Section 4.20 CNB Stock. The shares of CNB Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.21 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 4.22 Joint Proxy Statement/Prospectus. As of the date of the Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to ESSA and its Subsidiaries included in the Joint Proxy Statement/Prospectus.

Section 4.23 Investment Securities. Each of CNB and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of CNB or any Subsidiary.

Section 4.24 CRA, Anti-money Laundering and Customer Information Security. Neither CNB nor CNB Bank is a party to any agreement with any individual or group regarding CRA matters and neither CNB nor CNB Bank has any Knowledge of, nor has CNB or CNB Bank been advised of or has any reason to believe that any facts or circumstances exist, which would cause CNB or CNB Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by CNB pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D. Furthermore, the CNB Board has adopted, and CNB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 4.25 Insurance. Each of CNB and its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured against such risks and in such amounts as the management of CNB reasonably has determined to be prudent in accordance with industry practices and has maintained all insurance required by applicable laws and regulations. All material insurance policies of CNB are in full force and effect, none of CNB or any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

Section 4.26 Opinion of Financial Advisor. The CNB Board has received the written opinion of Piper Sandler & Co. to the effect that, as of the date hereof, the Merger Consideration is fair to CNB from a financial point of view.

ARTICLE V

COVENANTS

Section 5.01 Covenants of ESSA. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the ESSA Disclosure Schedule) or with the prior written consent of CNB (such consent not to be unreasonably delayed, conditioned or withheld), or as otherwise required by law or any Governmental Authority, ESSA and ESSA Bank shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. ESSA and ESSA Bank will use their respective reasonable best efforts to (i) preserve their business organizations intact, (ii) keep available to ESSA, ESSA Bank and CNB the present services of the current officers and directors of ESSA and any of its Subsidiaries and (iii) preserve for themselves and CNB the goodwill of the customers of ESSA and ESSA Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the ESSA Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by CNB (such consent not to be unreasonably delayed, conditioned or withheld) or if required by any Bank Regulator, ESSA and ESSA Bank shall not:

(a) Capital Stock. Except as set forth in ESSA Disclosure Schedule 5.01(a), (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, other than capital stock upon the vesting of any ESSA Restricted Stock outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof and listed in the ESSA Disclosure Schedule, including in connection with “net settling” any outstanding awards, (ii) permit any additional shares of capital stock to become subject to grants of stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any ESSA Stock, or obligate itself to purchase, retire or redeem, any of its shares of ESSA Stock (except to the extent necessary to effect net settlement of ESSA Restricted Stock outstanding on the date hereof and listed in the ESSA Disclosure Schedule, in accordance with the terms and conditions thereof as in effect on the date hereof).

(b) Dividends; Etc. (i) Except for ESSA’s regular quarterly dividends of up to $0.15 per share, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of ESSA Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock. ESSA shall not change its record date for payment of its quarterly dividend from the record dates established in the prior year in a manner that is inconsistent with past practice; provided, however, that after the date hereof, ESSA shall coordinate with CNB regarding the declaration of quarterly cash dividends in respect of ESSA Stock and the record dates and payment dates relating thereto, and it is agreed that ESSA and CNB shall take such actions as are necessary to ensure that if either the holders of ESSA Stock or the holders of CNB Stock receive a dividend for a particular period prior to the Closing Date, then the holders of CNB Stock or the holders of ESSA Stock, respectively, shall also receive a dividend for such period, whether in full or pro-rated for the applicable period, as necessary to result in the holders of ESSA Stock and the holders of CNB Stock receiving dividends covering the same periods prior to the Closing Date.

(c) Compensation; Employment Agreements, Etc. Except as provided for on ESSA Disclosure Schedule 5.01(c), enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or other individual service provider of ESSA, ESSA Bank or any of their Subsidiaries or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments or grant any ESSA Restricted Stock or ESSA Cash-Settled Awards or accelerate the vesting, payment or funding of any compensation or benefits, except (i) for normal increases in base salary or wages to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than four percent (4%) with respect to any individual employee and all such increases in the aggregate shall not exceed three and one half percent (3.5%) of total compensation, (ii) as required under applicable law, the terms of this Agreement or the terms of any ESSA Benefit Plan in effect on the date hereof, (iii) cash contributions to the ESSA 401(k) Plan and ESSA Bank ESOP in the ordinary course of business consistent with past practice, and (iv) payment, in the ordinary course of business consistent with past practice, of monthly, quarterly, and annual cash bonuses; and as to annual cash bonuses, payment on a pro rata quarterly basis through Closing (with a partial quarter being counted as a completed quarter), based on an annualized aggregate cash bonus amount of $2,000,000; such that if the Closing occurs in the second fiscal quarter of 2025, the aggregate annual cash bonus amount payable shall be $1,000,000, and if the Closing occurs in the third fiscal quarter of 2025, the aggregate annual cash bonus amount payable shall be $1,500,000, and if the Closing occurs in the fourth fiscal quarter of 2025, the aggregate annual cash bonus amount payable shall be $2,000,000; provided further that, notwithstanding anything to the contrary herein, neither ESSA, ESSA Bank nor any of their Subsidiaries shall provide new compensation or benefits of any type to any “disqualified individual” to the extent such compensation or benefits would reasonably be expected (as of the date of such new compensation or benefits) to constitute an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring. Hire any person as an employee of ESSA, ESSA Bank or any of their Subsidiaries or promote any employee to a position of Vice President or above or to the extent such hire or promotion would increase any severance obligation, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on ESSA Disclosure Schedule 5.01(d), (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $80,000 and whose employment is terminable at the will of ESSA or ESSA Bank, as applicable, and (iii) as otherwise set forth on ESSA Disclosure Schedule 5.01(d); provided, however, that ESSA or ESSA Bank must provide notice to CNB within three (3) Business Days following the hiring of any persons hired to fill a vacancy.

(e) Benefit Plans. Except as provided for on ESSA Disclosure Schedule 5.01(e), enter into, establish, amend, modify or terminate any ESSA Benefit Plan or adopt an arrangement that would constitute an ESSA Benefit Plan, except (i) as may be required by applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to CNB, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on ESSA Disclosure Schedule 5.01(e).

(f) Transactions with Affiliates. Except any agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act or in Regulation W of the Federal Reserve Act of 1913) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice.

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to ESSA taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $200,000 in the aggregate.

(j) Governing Documents. Amend the Articles of Incorporation or the Bylaws of ESSA, or similar governing documents of ESSA or ESSA Bank.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP or by a Bank Regulator.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify, renew or terminate any Material Contract. ESSA shall notify CNB within thirty (30) days of the entry, amendment, modification, renewal or termination of any Material Contract permitted by this Section 5.01(l).

(m) Claims. Except as set forth in ESSA Disclosure Schedule 5.01(m), enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which ESSA or ESSA Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by ESSA or ESSA Bank of an amount which exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of ESSA or ESSA Bank; provided, however, that ESSA or ESSA Bank may not enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation for which ESSA or ESSA Bank has not provided notice to CNB of the existence of such action, suit, proceeding, order or investigation.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivative Transactions. Except in the ordinary course of business consistent with past practice, enter into any Derivative Transactions.

(p) Indebtedness. Incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the FHLBP and securities sold under agreements to repurchase, each with a duration exceeding one (1) year, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not in accordance with ESSA’s investment policy or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on ESSA Disclosure Schedule 5.01(r), make, renew, increase, extend, modify or purchase any Loan, in an amount in excess of $5,000,000 for a commercial real estate loan (provided that, with respect to renewals of commercial real estate loans, the threshold shall be $7,000,000), $3,000,000 for a commercial business loan, $5,000,000 for a construction loan or $2,000,000 for a residential real estate loan. For purposes of this Section 5.01(r), consent shall be deemed given unless CNB objects within two (2) Business Days of receiving a notification from ESSA.

(s) Investments in Real Estate. Make any equity investment or equity commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Taxes. Make or change any material Tax election, file any materially amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, file any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.

(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by ESSA or ESSA Bank under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w) Insurance. Cause or allow the loss of insurance coverage maintained by ESSA that would have a Material Adverse Effect on ESSA, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x) Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a material delay of the approval or completion of the Merger, except, in each case, as may be required by applicable law or regulation or by a Bank Regulator.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the actions set forth in clauses (a) through (y) above.

Section 5.02 Covenants of CNB. CNB will, and it will cause each of its Subsidiaries to, (i) carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations and (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises. From the date hereof until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, without the prior written consent of ESSA, CNB will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement except, (iv) preventing the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (v) preventing or adversely affecting or delaying the ability of the parties to obtain the Regulatory Approvals or other approvals of any Governmental Authority required for the transaction contemplated hereby, in each case, except as may be required by applicable law or regulation or by a Bank Regulator.

(b) Capital Stock. Grant, issue, deliver or sell any additional shares of capital stock or Rights; provided, however, that CNB may (i) grant equity awards pursuant to its employee benefit plans as required by any CNB employee benefit plan or in the ordinary course consistent with past practice, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to a CNB employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, and (iii) issue CNB capital stock in connection with the transactions contemplated hereby.

(c) Dividends; Etc. Other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby, make, declare, pay or set aside for payment any cash or stock dividend on or in respect of, or declare or make any distribution on any shares of CNB Stock; or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock. CNB shall not change its record date for payment of its quarterly cash dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice.

(d) Amending Governing Documents. Amend the Third Amended Restated Articles of Incorporation or Third Amended and Restated Bylaws of CNB in a manner that would materially and adversely affect the holders of ESSA Stock, as prospective holders of CNB Stock, relative to other holders of CNB Stock.

(e) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Shareholder Approval.

(a) ESSA agrees to take, in accordance with applicable law and the Articles of Incorporation and the Bylaws of ESSA, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by ESSA’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “ESSA Meeting”) and, subject to Section 5.05 and Section 5.11, shall take all lawful action to solicit such approval by such shareholders. ESSA agrees to use its best efforts to convene the ESSA Meeting within forty (40) days after the initial mailing of the Joint Proxy Statement/Prospectus to shareholders of ESSA. Except with the prior approval of CNB, no other matters shall be submitted for the approval of ESSA shareholders at the ESSA Meeting. The ESSA Board shall at all times prior to and during the ESSA Meeting recommend adoption of this Agreement by the shareholders of ESSA (the “ESSA Recommendation”) and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to CNB or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11.

(b) CNB agrees to take, in accordance with applicable law and the Third Amended and Restated Articles of Incorporation and the Third Amended and Restated Bylaws of CNB, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of CNB Share Issuance and any other matters required to be approved by CNB’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “CNB Meeting”) and, subject to Section 5.05, shall take all lawful action to solicit such approval by such shareholders. CNB agrees to use its best efforts to convene the CNB Meeting within forty (40) days after the initial mailing of the Joint Proxy

Statement/Prospectus to shareholders of CNB. Except with the prior approval of ESSA, no other matters shall be submitted for the approval of CNB shareholders at the CNB Meeting. The CNB Board shall at all times prior to and during the CNB Meeting recommend approval of the CNB Share Issuance by the shareholders of CNB and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to ESSA or take any other action or make any other public statement inconsistent with such recommendation.

Section 5.05 Merger Registration Statement; Joint Proxy Statement/Prospectus. For the purposes of (x) registering CNB Stock to be offered to holders of ESSA Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the ESSA Meeting and the CNB Meeting, CNB shall draft and prepare, and ESSA shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by CNB in the Merger (the “Merger Registration Statement”), including the Joint Proxy Statement/Prospectus. CNB shall provide ESSA and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Joint Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments that are filed with the SEC. CNB shall use its reasonable best efforts to file the Merger Registration Statement with the SEC within forty-five (45) days after the date hereof. Each of CNB and ESSA shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall thereafter promptly mail the Joint Proxy Statement/Prospectus to their shareholders. CNB shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and ESSA shall furnish to CNB all information concerning ESSA and the holders of ESSA Stock as may be reasonably requested in connection with such action.

Section 5.06 Cooperation and Information Sharing. ESSA shall provide CNB with any information concerning ESSA that CNB may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Joint Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Joint Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information. CNB shall promptly provide to ESSA copies of all correspondence between it or any of its representatives and the SEC. CNB shall provide ESSA and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Joint Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of CNB and ESSA agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC, and to cause the Joint Proxy Statement/Prospectus and all required amendments and supplements thereto, to be mailed to the holders of ESSA Stock entitled to vote at the ESSA Meeting and the holders of CNB Stock entitled to vote at the CNB Meeting, as applicable, at the earliest practicable time.

Section 5.07 Supplements or Amendment. ESSA and CNB shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement/Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, ESSA shall cooperate with CNB in the preparation of a supplement or amendment to such Joint Proxy Statement/Prospectus which corrects such misstatement or omission, and CNB shall file an amended Merger Registration Statement with the SEC, and each of ESSA and CNB shall mail an amended Joint Proxy Statement/Prospectus to their respective shareholders.

Section 5.08 Regulatory Approvals. Each of ESSA and CNB will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to affect all necessary filings and to obtain all necessary permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and CNB shall use its reasonable best efforts to make any initial application filings with Governmental Authorities within forty-five (45) days from the date hereof. ESSA and CNB will furnish each other and each other’s counsel with all information concerning their respective entities, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the filing of the Joint Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of CNB or ESSA to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, CNB and ESSA shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 5.09 Press Releases. ESSA and CNB shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements (including written employee and customer communications required to be filed under the Securities Act or the Exchange Act) without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. ESSA and CNB shall cooperate to develop all public announcement materials and written employee and customer communications required to be filed under the Securities Act or the Exchange Act and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10 Access; Information.

(a) ESSA agrees that upon reasonable notice and subject to applicable laws, it shall afford CNB and its designated authorized officers, employees, counsel, accountants and other authorized representatives such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), minute books of the ESSA Board and any committees thereof (other than minutes that discuss any of the transactions contemplated by this Agreement or any confidential supervisory information), properties and personnel of ESSA and to such other information relating to ESSA as CNB may reasonably request and, during such period, it shall furnish promptly to CNB all information concerning the business, properties and personnel of ESSA as CNB may reasonably request. CNB may hire, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and monitoring (based on a mutually-agreeable project scope and terms) in order to confirm that the ESSA technology systems are free of security breaches and, if necessary, provide remediation and notices related thereto. CNB and ESSA shall each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. CNB shall use commercially reasonable efforts to minimize any interference with ESSA’s regular business operations during any such access to ESSA’s employees, property, books and records.

(b) In furtherance of the foregoing, ESSA shall, on a monthly basis within thirty (30) days following month-end, provide to CNB a report setting forth (i) ESSA Bank’s commercial construction loan and residential construction loan activity, including information regarding loan applications, loan approvals and loan performance, as well as any additional information as CNB may reasonably request regarding such loans, and (ii) a list of all commercial real estate loans and commercial business loans approved during the period covered by the report, as well as any additional information as CNB may reasonably request regarding such loans.

(c) ESSA shall keep CNB reasonably apprised of the status of any legal proceeding involving ESSA or any of its Subsidiaries and shall notify CNB of any change in status of such legal proceeding (including, without limitation, any filings, hearings or settlement negotiations) within five Business Days of such change. CNB shall keep ESSA reasonably apprised of the status of any material legal proceeding involving CNB or any of its Subsidiaries and shall notify ESSA of any change in status of such legal proceeding (including, without limitation, any hearings or settlement negotiations) within five Business Days of such change.

(d) All information furnished to CNB by ESSA pursuant to Section 5.10 shall be subject to, and CNB shall hold all such information in confidence in accordance with, the provisions of the letter agreement, dated as of August 13, 2024, by and between ESSA and CNB (the “Confidentiality Agreement”).

(e) Notwithstanding anything to the contrary contained in this Section 5.10, in no event shall CNB have access to any information that, based on advice of ESSA’s counsel, would: (i) reasonably be expected to waive any material legal privilege; (ii) result in the disclosure of any trade secrets of third parties; or (iii) violate any obligation of ESSA with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by CNB, ESSA has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. All requests made pursuant to this Section 5.10 will be directed to an executive officer of ESSA or such Person or Persons as may be designated by ESSA. No investigation by CNB of the business and affairs of ESSA shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of CNB to consummate the transactions contemplated by this Agreement.

Section 5.11 No Solicitation by ESSA.

(a) ESSA shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of ESSA (collectively, the “ESSA Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CNB) any confidential or non-public information or data with respect to ESSA or otherwise relating to an Acquisition Proposal; or (iii) without the prior written consent of CNB, release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which ESSA is a party. ESSA shall, and shall cause each of the ESSA Representatives to immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

(b) Notwithstanding Section 5.11(a), prior to the ESSA Meeting, ESSA may take any of the actions described in clause (ii) of Section 5.11(a) if, but only if, (i) ESSA has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.11; (ii) the ESSA Board determines in good faith, (A) after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, and with respect to financial matters, its financial advisors, determines in good faith that it is required to take such actions to comply with its fiduciary duties under applicable law; (iii) ESSA has provided CNB with at least 48 hours’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to ESSA or otherwise relating to an Acquisition Proposal, ESSA receives from such Person a confidentiality agreement with terms not materially less favorable to ESSA than those contained in the Confidentiality Agreement. In addition, if ESSA receives an Acquisition Proposal that constitutes or is reasonably expected to result in a Superior Proposal and ESSA has not breached any of the covenants set forth in this Section 5.11, then ESSA, or any ESSA Representative may, with the prior approval of the ESSA Board at a duly called meeting, contact the Person who has submitted (and not withdrawn) such Acquisition Proposal, or any of such Person’s representatives, solely (x) to clarify the terms and conditions of such Acquisition Proposal and (y) if such Acquisition Proposal initially is made orally, to direct such Person to submit the Acquisition Proposal to ESSA confidentially in writing. ESSA shall promptly provide to CNB any non-public information regarding ESSA provided to any other Person which was not previously provided to CNB, such additional information to be provided no later than the date of provision of such information to such other party.

(c) ESSA shall promptly (and in any event orally within one (1) Business Day and in writing within two (2) Business Days) notify CNB if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, ESSA or the ESSA Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such inquiry, proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). ESSA agrees that it shall keep CNB informed, on a reasonably current basis (and in any event within twenty-four (24) hours), of the status and terms of any material developments with respect to such inquiry, proposal, offer, information request, negotiations or discussions (including, in each case, any amendments or modifications thereto). ESSA shall provide CNB with at least forty-eight (48) hours’ prior notice of any meeting of the ESSA Board at which the ESSA Board is reasonably expected to consider any Acquisition Proposal.

(d) Subject to Section 5.11(e), neither the ESSA Board nor any committee thereof shall (i) withdraw, qualify, amend, modify or withhold, or propose to withdraw, qualify, amend, modify or withhold, in a manner adverse to CNB in connection with the transactions contemplated by this Agreement (including the Merger), the ESSA Recommendation, fail to reaffirm the ESSA Recommendation within five (5) Business Days following a request by CNB, or make any statement, announcement or release, in connection with the ESSA Meeting or otherwise, inconsistent with the ESSA Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the ESSA Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause ESSA to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.11(b)) or (B) requiring ESSA to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Agreement, prior to the ESSA Meeting, the ESSA Board may withdraw, qualify, amend or modify the ESSA Recommendation in connection therewith (an “ESSA Subsequent Determination”) and/or terminate this Agreement pursuant to Section 7.01(g)(ii) after the fourth (4th) Business Day following CNB’s receipt of a written notice (the “Notice of Superior Proposal”) from ESSA advising CNB that the ESSA Board intends to determine that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.11) constitutes a Superior Proposal if, but only if, (i) the ESSA Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with its fiduciary duties under applicable law, (ii) during the three (3) Business Day period after receipt of the Notice of Superior Proposal by CNB (the “Notice Period”), ESSA and the ESSA Board shall have cooperated and negotiated in good faith with CNB to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable ESSA to proceed with the ESSA Recommendation without an ESSA Subsequent Determination; provided, however, that CNB shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CNB since its receipt of such Notice of Superior Proposal, the ESSA Board in good faith makes the determination (A) in clause (i) of this Section 5.11(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, ESSA shall be required to deliver a new Notice of Superior Proposal to CNB and again comply with the requirements of this Section 5.11(e), except that the Notice Period shall be reduced to two (2) Business Days. In addition to the foregoing, the ESSA Board shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger at the ESSA Meeting.

(f) Nothing contained in this Section 5.11 shall prohibit ESSA or the ESSA Board from complying with ESSA’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to ESSA’s shareholders; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the ESSA Recommendation unless it is limited to a stop, look and listen communication or the ESSA Board reaffirms the ESSA Recommendation in such disclosure.

Section 5.12 Certain Policies. Prior to the Effective Date, ESSA shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of CNB; provided, however, that ESSA shall not be obligated to take any action pursuant to this Section 5.12 unless and until all Regulatory Approvals have been obtained and CNB acknowledges in writing, and ESSA is satisfied, that all conditions to ESSA’s obligation to consummate the Merger have been satisfied and that CNB shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by ESSA pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of ESSA or its management with any such adjustments, nor any admission that the previously furnished financial statements or information did not fully comply in all respects with GAAP or regulatory requirements.

Section 5.13 Indemnification.

(a) From and after the Effective Time, CNB (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of ESSA or ESSA Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether formal or informal (each, a “Proceeding”) arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of ESSA or ESSA Bank or is or was serving at the request of ESSA or ESSA Bank as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of ESSA or ESSA Bank, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the BCL or the Articles of Incorporation and the Bylaws of ESSA or ESSA Bank as in effect on the date hereof (subject to change as required by law), including with respect to the advancement of expenses. Notwithstanding any other provision of this Section 5.13, the Indemnifying Party shall advance all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by or on behalf of an Indemnified Party in connection with any Proceeding within thirty (30) days after the receipt by the Indemnifying Party of a statement or statements from the Indemnified Party requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall be made in good faith and shall reasonably evidence the costs, expenses and fees incurred by the Indemnified Party (which shall include invoices in connection with such costs, fees and expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause the Indemnified Party to waive any privilege or protection accorded by applicable law shall not be included with the invoice), and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Indemnified Party to repay any costs, expenses or fees advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such costs, expenses or fees. Any advances and undertakings to repay pursuant to this Section 5.13 shall be unsecured and interest free and made without regard to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such Proceeding, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the

Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such Proceeding (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof with counsel which is reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by a final non-appealable adjudication of an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Prior to the Effective Time, CNB shall purchase an extended reporting period endorsement under ESSA’s existing directors’ and officers’ liability insurance coverage for ESSA’s directors and officers in a form acceptable to ESSA which shall provide such directors and officers with coverage for six years following the Effective Time for claims made against such directors and officers arising from any act, error or omission by such directors and officers existing or occurring at or prior to the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by ESSA (provided that CNB may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to ESSA’s existing coverage limits), so long as the aggregate cost is not more than 250% of the annual premium currently paid by ESSA for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, CNB shall use its reasonable best efforts to purchase such lesser coverage as may be obtained with such amount.

(d) The rights of indemnification and advancement as provided by this Section 5.13 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the Articles of Incorporation and the Bylaws of ESSA or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of stockholders, a resolution of directors of ESSA, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.13, seeks an adjudication of such person’s rights under, or to recover damages for breach of, this Section 5.13, or to recover under any directors’ and officers’ liability insurance coverage maintained by ESSA or CNB, the Indemnifying Party shall pay on such Indemnified Party’s behalf, any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees ) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, only to the extent that the Indemnified Party prevails in such judicial adjudication.

(e) If CNB or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of CNB shall assume the obligations set forth in this Section 5.13.

Section 5.14 Employees; Benefit Plans.

(a) Following the Closing Date and except to the extent an alternative treatment is set forth in this Section 5.14, CNB may choose to maintain any or all of the ESSA Benefit Plans in its sole discretion, and ESSA and ESSA Bank shall cooperate with CNB and CNB Bank in order to effect any plan terminations to be made as of the Effective Time as set forth in this Section 5.14 and in accordance with the terms of the applicable ESSA Benefit Plans and applicable law. For the period commencing at the Effective Time and ending twelve (12) months after the Effective Time (or until the applicable Continuing Employee’s earlier termination of employment), CNB shall provide, or cause to be provided, to each employee of ESSA Bank who continues with the Surviving Bank as of the Closing Date (a “Continuing Employee”) (i) a base salary or a base rate of pay at least equal to the base salary or base rate of pay provided to such Continuing Employee by ESSA Bank as immediately prior to the Effective Time, and (ii) other benefits (other than severance or termination pay in order to avoid a duplication of benefits, if applicable) substantially comparable in the aggregate to the benefits provided to similarly situated employees of CNB or any Subsidiary of CNB. For any ESSA Benefit Plan terminated for which there is a comparable CNB Benefit Plan of general applicability, CNB shall take all commercially reasonable action so that Continuing Employees shall be entitled to participate in such CNB Benefit Plan to the same extent as similarly-situated employees CNB (it being understood that inclusion of the employees of ESSA and ESSA Bank in the CNB Benefit Plans may occur at different times with respect to different plans). CNB shall cause each CNB Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the CNB Benefit Plans (but not for purposes of benefit accrual) the service of such employees with ESSA or ESSA Bank to the same extent as such service was credited for such purpose by ESSA or ESSA Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or retroactive application. Nothing herein shall limit the ability of CNB or CNB Bank to amend or terminate any of the ESSA Benefit Plans or CNB Benefit Plans in accordance with their terms at any time. Following the Closing Date, CNB shall honor, in accordance with ESSA’s policies and procedures in effect as of the date hereof, any employee expense reimbursement obligations of ESSA for out-of-pocket expenses incurred during the calendar year in which the Closing occurs by any Continuing Employee and all accrued but unused vacation credited to any Continuing Employee under ESSA Benefit Plans.

(b) Without limiting the generality of Section 5.14(a), prior to the Closing Date, if requested by CNB in writing not less than thirty (30) days prior to the Closing Date, ESSA or ESSA Bank, as applicable, shall take all actions necessary to cease contributions to and terminate each ESSA Benefit Plan that is intended to qualify under Code Section 401(k) (each, an “ESSA 401(k) Plan”), and to adopt written resolutions, the form and substance of which shall be reasonably satisfactory to CNB, to terminate such ESSA 401(k) Plan; provided, however, that such termination may be made contingent upon the consummation of the transactions contemplated by this Agreement. In such event, CNB shall take any and all actions as may be required to permit Continuing Employees to participate in a CNB Benefit Plan that is intended to qualify under Code Section 401(k) (a “CNB 401(k) Plan”) immediately following the Closing Date and to permit Continuing Employees to roll over their account balances in the ESSA 401(k) Plan, including any participant loans under the ESSA 401(k) Plan, into the CNB 401(k) Plan. If requested by CNB in writing at any time following the date of this Agreement, ESSA or ESSA Bank, as applicable, shall initiate the process to terminate its tax-qualified defined benefit pension plan, with such termination effective as soon as practicable after the Effective Time, and ESSA shall keep CNB informed regarding the progress and status of the termination process.

(c) If employees of ESSA or ESSA Bank become eligible to participate in a medical, dental, vision, prescription drug, disability plan or life insurance plan of CNB or CNB Bank upon termination of such plan of ESSA or ESSA Bank, CNB or CNB Bank shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable CNB Benefit Plan, (ii) provide credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year that includes the Closing and prior to such participation and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous ESSA Benefit Plan prior to the Effective Time; provided, however, that CNB shall not cause any coverage of a Continuing Employee or such Continuing Employee’s dependents to terminate under any ESSA Benefit Plan which is a group health plan prior to the time such Continuing Employees or such

Continuing Employee’s dependents, as applicable, have been offered participation in the group health plans common to all employees of CNB and their dependents, except in the case of a termination of employment or other service.

(d) From and after the Effective Time, CNB agrees to honor all obligations under the employment agreements, change in control agreements, supplemental executive retirement plans, split dollar life insurance and similar arrangements as set forth on ESSA Disclosure Schedule 5.14(d), in each case in accordance with their terms. ESSA Disclosure Schedule 5.14(d) sets forth the names of all participants, the value of each participant’s account balance and the amount of each lump sum or installment payment under each applicable non-qualified deferred compensation plan.

(e) Subject to the occurrence of the Closing, the ESSA Bank ESOP shall be terminated by ESSA Bank no later than the fifth (5th) Business Day prior to the Closing Date. In connection with the termination of the ESSA Bank ESOP, all plan accounts shall be fully vested, all outstanding indebtedness of the ESSA Bank ESOP shall be repaid by delivering a sufficient number of unallocated shares of ESSA Stock to ESSA, at least five (5) Business Days prior to the Effective Time, all remaining shares of ESSA Stock held by the ESSA Bank ESOP shall be converted into the right to receive the Merger Consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the ESSA Bank ESOP after repayment of the ESSA Bank ESOP loan shall be allocated as earnings to the accounts of the ESSA Bank ESOP participants who are employed as of the date of termination of the ESSA Bank ESOP based on their account balances under the ESSA Bank ESOP as of the date of termination of the ESSA Bank ESOP and distributed to ESSA Bank ESOP participants after the receipt of a favorable determination letter from the IRS, except for distributions required by law, which, for purposes of clarity, includes certain terminations of employment. Prior to the Effective Time, ESSA Bank shall take all such actions as are necessary (determined in consultation with CNB) to submit the application for favorable determination letter in advance of the Effective Time. ESSA Bank will adopt such amendments to the ESSA Bank ESOP to effect the provisions of this Section 5.14(e). Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESSA Bank ESOP upon its termination, the account balances in the ESSA Bank ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided, however, that nothing contained herein shall delay the distribution or transfer of account balances in the ESSA Bank ESOP in the ordinary course for reasons other than the termination of such plan. Prior to the Closing Date, ESSA Bank shall provide CNB with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, ESSA Bank shall continue to accrue and make contributions to the ESSA Bank ESOP trust from the date of this Agreement through the termination date of the ESSA Bank ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loans to the ESSA Bank ESOP prior to the termination of the ESSA Bank ESOP and shall make a pro-rated payment on the ESSA Bank ESOP loan for the 2025 plan year through and including the end of the calendar quarter immediately preceding the Closing, prior to the termination of the ESSA Bank ESOP.

(f) CNB agrees to pay to each employee of ESSA or ESSA Bank that is not covered by a written employment or severance agreement and is terminated by CNB, CNB Bank or any of their Subsidiaries, without cause, within six (6) months following the Effective Time, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service (a partial year of service of three months or more shall be counted as a completed year of service), with ESSA or ESSA Bank; provided, however, that the minimum severance payment shall equal not less than four (4) weeks of his or her base salary and the maximum severance payment shall not exceed twenty-six (26) weeks of his or her base salary; and provided further, that such employee enters into and does not revoke a release of claims in a form reasonably satisfactory to CNB and that such employee does not voluntarily leave employment with ESSA or ESSA Bank prior to the Effective Time.

(g) To the extent necessary, CNB and ESSA may provide a retention pool in an aggregate amount up to $250,000 as mutually agreed by CNB and ESSA to enable CNB and ESSA to provide retention incentives to certain employees of ESSA or ESSA Bank who are not covered by a written employment agreement or change in control agreement, the recipients and individual amounts to be determined by CNB, in its sole discretion, in consultation with and upon the recommendation of ESSA’s chief executive officer. Such retention incentives will be in addition to, and not in lieu of, any severance payment, including the amount that may be paid pursuant to Section 5.14(f). Such designated employees will enter into retention agreements to be provided by CNB.

(h) CNB and ESSA will enter into a settlement agreement and a non-competition agreement with the individuals named in ESSA Disclosure Schedule 5.14(h) and in the form set forth in ESSA Disclosure Schedule 5.14(h), and which will be signed and dated by the parties on the same date this Agreement is executed.

(i) Nothing contained in this Agreement, expressed or implied, shall (i) give any person, other than the parties hereto, any rights or remedies of any nature whatsoever, including any right to continued employment or service, under or by reason of this Section 5.14, (ii) cause any third party beneficiary rights in any current or former employee, director, other individual service provider of ESSA or any of its Subsidiaries to enforce the provisions of this Section 5.14 or any other matter related thereto, or (iii) be construed as an amendment to any ESSA Benefit Plan, CNB Benefit Plan, or other employee benefit plan of CNB, CNB Bank, ESSA or any of their respective Affiliates, or be construed to prohibit the amendment or termination of any such plan.

(j) Prior to making any broad-based communications to the ESSA Employees pertaining to compensation or benefits matters that are affected by the transactions contemplated by this Agreement, ESSA and ESSA Bank shall (i) provide CNB and CNB Bank with a copy or written summary of the intended communication, (ii) give CNB and CNB Bank a reasonable period of time to review and comment on the intended communication and (iii) consider any such comments in good faith.

(k) If requested by CNB, ESSA shall take all such actions as CNB may request in order to fully and timely comply with any and all requirements of the WARN Act, including providing notices to employees of ESSA or any Subsidiary of ESSA.

Section 5.15 Notification of Certain Changes. Each of CNB and ESSA shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, but no more frequently than monthly (and no later than the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Section 6.02(a) or Section 6.03(a) hereof, as the case may be, or the compliance by ESSA or CNB, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16 Current Information. During the period from the date of this Agreement to the Effective Time, ESSA will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of CNB and to report the general status of the ongoing operations of ESSA. Without limiting the foregoing, ESSA agrees to provide CNB a copy of each report filed by ESSA with a Governmental Authority within one (1) Business Day following the filing thereof (except as to reports filed with the SEC on the Edgar system).

Section 5.17 Board Packages. ESSA shall distribute a copy of each ESSA Board package, including the agenda and any draft minutes, to CNB at the same time and in the same manner in which it distributes a copy of such packages to the ESSA Board; provided, however, that ESSA shall not be required to copy CNB on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of ESSA or any other matter that the ESSA Board has been advised of by counsel that such distribution to CNB may violate a confidentiality obligation, any material legal privilege or fiduciary duty or any law or regulation.

Section 5.18 Transition; Informational Systems Conversion. From and after the date hereof, CNB and ESSA shall each use their reasonable best efforts to facilitate the integration of ESSA with the business of CNB following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of ESSA’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by CNB and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of ESSA’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by ESSA in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. If this Agreement is terminated by CNB and/or ESSA in accordance with Section 7.01(a), Section 7.01(c), or Section 7.01(f), or by ESSA only in accordance with Section 7.01(d) or Section 7.01(e), CNB shall pay to ESSA all reasonable fees, expenses or charges related to reversing the Informational Systems Conversion within ten (10) Business Days of ESSA providing CNB written evidence of such fees, expenses or charges.

Section 5.19 Intentionally Omitted.

Section 5.20 Section 16 Matters. Prior to the Effective Time, each of the ESSA Board and the CNB Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall take all such reasonable action as may be required to cause to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act, to the fullest extent permitted by applicable law, any acquisitions or dispositions of shares of ESSA Stock and CNB Stock (including derivative securities with respect to such shares) that are treated as acquisitions or dispositions under such rule and result from the transactions contemplated by this Agreement by officers and directors of ESSA subject to the reporting requirements of Section 16(a) of the Exchange Act or by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CNB immediately after the Effective Time.

Section 5.21 CNB Bank – ESSA Division Advisory Board. Promptly following the Effective Time, CNB Bank shall invite up to twelve (12) directors of ESSA who are serving in such capacity immediately prior to the Effective Time, other than the New Board Members, or other market business and community leaders as recommended by the ESSA Chief Executive Officer and approved by CNB, to join a newly formed ESSA Bank Division Advisory Board of CNB Bank; provided that any director or officer of ESSA invited to join the ESSA Bank Division Advisory Board must meet the applicable qualifications of such advisory board in order to join.

Section 5.22 Community Matters. CNB agrees to support ESSA’s and ESSA Bank’s current and pending community matters support commitments and after the Effective Time shall provide annual community support in ESSA’s and ESSA Bank’s current market areas in an amount equal to or greater than the level of support provided by ESSA and/or ESSA Bank as of the date hereof, as set forth on ESSA Disclosure Schedule 5.22.

Section 5.23 Tax Representation Letters. CNB and ESSA each agree to (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 6.01(e) and (ii) deliver to Hogan Lovells US LLP and Luse Gorman PC, or other counsel described in Section 6.01(e), a tax representation letter, dated as of the date of the Effective Time (and, if required, as of the effective date of the Form S-4) and signed by an officer of CNB and ESSA, respectively, containing customary representations of CNB and ESSA as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP and Luse Gorman PC, or such other counsel described in Section 6.01(e), to render the opinion described in Section 6.01(e) on the date of the Effective Time (and, if required, on the effective date of the Form S-4).

Section 5.24 ESSA Bank Division. From and after the Bank Merger Effective Time, CNB Bank shall operate ESSA Bank as a division of CNB Bank under the branding “ESSA Bank, a division of CNB Bank.”

Section 5.25 Consent Order. CNB Bank hereby agrees to assume ESSA Bank’s obligations under the Consent Order upon consummation of the Bank Merger, in accordance with paragraph 59 of the Consent Order. If CNB Bank is required to agree to assume ESSA Bank’s obligations under the Consent Order in a separate written agreement, CNB Bank agrees to enter into such separate written agreement prior to the Closing Date.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of ESSA and CNB to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect, any requirements contained in the Regulatory Approvals to be completed on or before the Closing Date shall have been completed, and all statutory waiting periods in respect thereof shall have expired or been terminated. No Regulatory Approvals referred to in this Section 6.01(a) shall contain any condition, restriction or requirement which the CNB Board, on the one hand, or the ESSA Board, on the other hand, reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that CNB, on the one hand, or ESSA, on the other hand, would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(b) Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c) NASDAQ Listing. The shares of CNB Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e) Tax Opinions. CNB shall have received a letter setting forth the written opinion of Hogan Lovells US LLP (or such other counsel reasonably acceptable to ESSA) in and form and substance reasonably satisfactory to CNB, dated as of the Closing Date, and ESSA shall have received a letter setting forth the written opinion of Luse Gorman, PC (or such other counsel reasonably acceptable to CNB) in form and substance reasonably satisfactory to ESSA, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

(f) Shareholder Approval.

(i) This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of ESSA Stock.

(ii) The CNB Share Issuance shall have been duly approved by the requisite vote of the holders of outstanding shares of CNB Stock.

Section 6.02 Conditions to Obligations of CNB. The obligations of CNB to consummate the Merger also are subject to the fulfillment or written waiver by CNB prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of ESSA and ESSA Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on ESSA or the Surviving Corporation. CNB shall have received a certificate, dated the Closing Date, signed on behalf of ESSA by the Chief Executive Officer of ESSA to such effect.

(b) Performance of Obligations of ESSA. ESSA and ESSA Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CNB shall have received a certificate, dated the Closing Date, signed on behalf of ESSA by the Chief Executive Officer of ESSA to such effect.

(c) ESSA Voting Agreements. The ESSA Voting Agreements shall have been executed and delivered by each director and executive officer set forth on ESSA Disclosure Schedule 6.02(c) concurrently with ESSA’s execution and delivery of this Agreement and shall remain in effect and not have been revoked as of the Effective Time.

(d) Other Actions. ESSA shall have furnished CNB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.02 as CNB may reasonably request.

Section 6.03 Conditions to Obligations of ESSA. The obligations of ESSA to consummate the Merger also are subject to the fulfillment or written waiver by ESSA prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on CNB. ESSA shall have received a certificate, dated the Closing Date, signed on behalf of CNB by the Chief Executive Officer and the Chief Financial Officer of CNB to such effect.

(b) Performance of Obligations of CNB. CNB and CNB Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ESSA shall have received a certificate, dated the Closing Date, signed on behalf of CNB by the Chief Executive Officer and the Chief Financial Officer of CNB to such effect.

(c) CNB Voting Agreements. The CNB Voting Agreements shall have been executed and delivered by each director and executive officer set forth on CNB Disclosure Schedule 6.03(c) concurrently with CNB’s execution and delivery of this Agreement and shall remain in effect and not have been revoked as of the Effective Time.

(d) Other Actions. CNB shall have furnished ESSA with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.03 as ESSA may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither CNB nor ESSA may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to this Article VI.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of CNB and ESSA.

(b) No Regulatory Approval. By CNB or ESSA, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) Shareholder Approval. By either CNB or ESSA (provided that the terminating party shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders required to satisfy either of the conditions set forth in Section 6.01(f)(i) of Section 6.01(f)(ii) for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such ESSA shareholders in the case of the ESSA Meeting, or such CNB shareholders in the case of the CNB Meeting, or at any adjournment or postponement of the ESSA Meeting or the CNB Meeting.

(d) Breach of Representations and Warranties. By either CNB or ESSA (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by ESSA or ESSA Bank) or Section 6.03(a) (in the case of a breach of a representation or warranty by CNB).

(e) Breach of Covenants. By either CNB or ESSA (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by ESSA or ESSA Bank) or Section 6.03(b) (in the case of a breach of a representation or warranty by CNB).

(f) Delay. By either CNB or ESSA if the Merger shall not have been consummated on or before January 9, 2026, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Third-Party Acquisition Transaction; Etc.

(i) By CNB, if (i) ESSA shall have breached its obligations under Section 5.11, (ii) the ESSA Board shall have failed to make its recommendation referred to in Section 5.04(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of CNB, (iii) the ESSA Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than CNB or a Subsidiary of CNB or (iv) ESSA shall have materially breached its obligations under Section 5.04(a) by failing to call, give notice of, convene and hold the ESSA Meeting in accordance with Section 5.04(a).

(ii) By ESSA, subject to ESSA’s compliance with Section 7.02(a), if ESSA has received an Acquisition Proposal, and in accordance with Section 5.11 of this Agreement, the ESSA Board has made a determination that such Acquisition Proposal is a Superior Proposal and has determined to accept such Superior Proposal.

Section 7.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by CNB while structuring and pursuing the Merger, the parties hereto agree that ESSA shall pay to CNB a termination fee of $8,800,000 within three (3) Business Days after written demand for payment is made by CNB, following the occurrence of any of the events set forth below:

(a) CNB or ESSA terminates this Agreement pursuant to Section 7.01(g)(i) or Section 7.01(g)(ii); or

(b) ESSA or ESSA Bank enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving ESSA or ESSA Bank within twelve (12) months following the termination of this Agreement by CNB pursuant to Section 7.01(d) or Section 7.01(e) because of a Willful Breach by ESSA or ESSA Bank after an Acquisition Proposal has been publicly announced or otherwise made known to ESSA.

(c) The amount payable by ESSA pursuant to this Section 7.02 constitutes liquidated damages and not a penalty and shall be the sole monetary remedy of CNB in the event of a termination due to breach of this Agreement in the circumstances specified in this Section 7.02.

Section 7.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) other than a termination that results in a payment in accordance with Section 7.02, that termination will not relieve a breaching party from liability for money damages for any Willful Breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 5.10(d), Section 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision to the extent permitted by applicable law or (b) amended or modified at any time, in either case by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the ESSA Meeting and the CNB Meeting, no amendment shall be made which by law requires further approval by the shareholders of ESSA or CNB, without obtaining such approval.

Section 8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04 Governing Law and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without regard for conflict of law provisions. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania, the United States District Court for the Eastern District of Pennsylvania, or of any state court located in the Commonwealth of Pennsylvania in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other the United States District Court for the Western District of Pennsylvania or any state court located in the Commonwealth of Pennsylvania.

Section 8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and legal counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between CNB and ESSA; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s Willful Breach of any provision of this Agreement.

Section 8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto (with a copy provided to the email addresses specified below).

If to CNB:

CNB Financial Corporation

1 South Second Street

PO Box 42

Clearfield, PA 16830

Attention: Michael D. Peduzzi

Email: michael.peduzzi@cnbbank.bank

With a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, DC 20004

Attention:	Richard A. Schaberg

Les Reese

Email:	richard.schaberg@hoganlovells.com

leslie.reese@hoganlovells.com

If to ESSA:

ESSA Bancorp, Inc.

200 Palmer Street

Stroudsburg, PA 18360

Attention:	Gary S. Olson
Email:	golson@essabank.com

With a copy to:

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

Attention:	John J. Gorman Marc Levy
Email:	jgorman@luselaw.com

mlevy@luselaw.com

Section 8.07 Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the Disclosure Schedules), the Plan of Bank Merger, the ESSA Voting Agreements, the CNB Voting Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the ESSA Voting Agreements, the CNB Voting Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce CNB’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and the New Board Members’ rights to enforce Sections 1.05(a) and (b), nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 8.10 Interpretation.

(a) Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) Confidential Supervisory Information. No representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information” or other similar types of protected information, as such terms are defined in the regulations of any applicable “Bank Regulator” or Governmental Authority.

(c) The term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, (b) included in the virtual data room of a party by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date of this Agreement.

Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION OR PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 8.13 Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

ARTICLE IX

ADDITIONAL DEFINITIONS

Section 9.01 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving ESSA or ESSA Bank: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of ESSA or ESSA Bank in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 25% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Affiliate” means, with respect to any Person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of such Person.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FRB, the PADOBS and the FDIC, which regulates CNB, CNB Bank, ESSA or ESSA Bank, or any of their respective subsidiaries, as the case may be.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

“CNB Bank Board” means the Board of Directors of CNB Bank.

“CNB Board” means the Board of Directors of CNB.

“CNB Disclosure Schedule” means the disclosure schedule delivered by CNB to ESSA on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V (provided that (i) any information set forth in any one section of the CNB Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such CNB Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in the CNB Disclosure Schedule shall not be deemed an admission by CNB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on CNB).

“CNB Stock” means the common stock, no par value, of CNB.

“Consent Order” means the Consent Order dated May 30, 2023 entered into between ESSA Bank and the United States of America, as approved by the United States District Court for the Eastern District of Pennsylvania, Civil Action No. 23-cv-2065l

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, in each case as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESSA Bank Board” means the Board of Directors of ESSA Bank.

“ESSA Bank ESOP” means the Essa Bank & Trust Employee Stock Ownership Plan.

“ESSA Board” means the Board of Directors of ESSA.

“ESSA Disclosure Schedule” means the disclosure schedule delivered by ESSA to CNB on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V (provided that (i) any information set forth in any one section of the ESSA Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such ESSA Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in the ESSA Disclosure Schedule shall not be deemed an admission by ESSA that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on ESSA).

“ESSA Equity Plan” means, individually and collectively, the ESSA Bancorp, Inc. 2016 Equity Incentive Plan, the ESSA Bancorp, Inc. 2024 Equity Incentive Plan and any other equity incentive plans or arrangements pursuant to which ESSA has or may have any obligation.

“ESSA Financial Statements” means (i) the audited balance sheets (including related notes and schedules, if any) of ESSA as of September 30, 2024 and 2023, and the related statements of income, stockholders’ equity and cash flows (including related notes and schedules, if any) of ESSA for each of the fiscal years ended September 30, 2024 and 2023, in each case accompanied by the audit report of S.R. Snodgrass, P.C., the independent registered public accounting firm of ESSA, and (ii) the unaudited interim financial statements of ESSA as of the end of and for the period ending each calendar quarter following September 30, 2024, as filed by ESSA in the ESSA SEC Documents.

“ESSA Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of ESSA or any of its Subsidiaries.

“ESSA Loan Property” means any property in which ESSA holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by ESSA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such exchange agent as may be designated by CNB and reasonably acceptable to ESSA to act as agent for purposes of conducting the exchange procedures described in Article II.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLBP” means the Federal Home Loan Bank of Pittsburgh, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, currently or hereafter listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill associated therewith, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by CNB and ESSA and as delivered to holders of ESSA Stock in connection with the solicitation of their approval of this Agreement and to holders of CNB Stock in connection with the solicitation of their approval of the CNB Share Issuance.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge after reasonable inquiry of the President and Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Risk Officer or the Chief Human Resources Officer, in the case of ESSA, and the President and Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer or the Chief Experience Officer, in the case of CNB.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to CNB or ESSA, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of CNB and its Subsidiaries taken as a whole, or ESSA and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either CNB or CNB Bank, on the one hand, or ESSA or ESSA Bank, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (G) actions and omissions of either party taken with the prior written consent, or at the request, of the other, or (H) the expenses incurred by either party in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

“NASDAQ” means The NASDAQ Stock Market LLC.

“PADOBS” means the Pennsylvania Department of Banking and Securities.

“Pandemic” means any outbreaks, epidemics or pandemics relating to any virus, including influenza, SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.

“Per Share Consideration” means the product of (a) the Exchange Ratio and (b) the CNB Measurement Price.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests or any stock appreciation, phantom stock or similar rights with respect to such capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of ESSA Stock then outstanding or all or substantially all of the assets of ESSA and otherwise (a) on terms which the ESSA Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to ESSA’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the ESSA Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, any state law analogs or statutes of similar effect, including any statutes that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken if the Person reasonably should have known or had actual Knowledge that such act or failure to act would result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CNB FINANCIAL CORPORATION

By:	/s/ Michael D. Peduzzi
Name:	Michael D. Peduzzi
Title:	President and Chief Executive Officer

CNB BANK

By:	/s/ Michael D. Peduzzi
Name:	Michael D. Peduzzi
Title:	President and Chief Executive Officer

ESSA BANCORP, INC.

By:	/s/ Gary S. Olson
Name:	Gary S. Olson
Title:	President and Chief Executive Officer

ESSA BANK & TRUST

By:	/s/ Gary S. Olson
Name:	Gary S. Olson
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of ESSA Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of January 9, 2025, by and between [_________] (the “Shareholder”) and CNB Financial Corporation, a Pennsylvania corporation (“CNB”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, CNB, CNB Bank, a Pennsylvania-chartered nonmember bank and wholly-owned subsidiary of CNB (“CNB Bank”), ESSA Bancorp, Inc., a Pennsylvania corporation (“ESSA”), and ESSA Bank & Trust, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of ESSA (“ESSA Bank”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which ESSA will merge with and into CNB, with CNB surviving, and immediately thereafter, ESSA Bank will merge with and into CNB Bank, with CNB Bank surviving, and in connection therewith, shares of ESSA Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has the power to vote or direct the voting of the number of shares of ESSA Stock identified on Exhibit A hereto (such shares, together with all shares of ESSA Stock with respect to which Shareholder subsequently acquires beneficial ownership, and has the power to vote or direct the voting of such shares, during the term of this Agreement, including the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of CNB to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of ESSA, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CNB, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of ESSA contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) surrendering Shares to ESSA in connection with the vesting, settlement or exercise of ESSA equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of ESSA equity awards, the exercise price thereon, and (e) such transfers as CNB may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CNB as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CNB, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)

Except as set forth on Schedule 1, Shareholder is the record and beneficial owner of and has the power to vote or direct the voting of such Shares, or is the trustee that is the record holder of and has the power to vote or direct the voting of such Shares, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of ESSA that the Shareholder has the power to vote or direct the voting of other than the Shares (other than shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). Shareholder has the right to vote or direct the voting of the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint CNB with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of ESSA, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of ESSA taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. No Solicitation. Subject to Section 10, from and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of ESSA, shall not, nor shall Shareholder authorize any partner, officer, director, advisor or representative of Shareholder, or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than CNB) any confidential or non-public information or data with respect to ESSA or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal (other than the Merger Agreement), or (d) initiate a shareholders’ vote or action by consent of ESSA’s shareholders with respect to an Acquisition Proposal.

Section 6. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to CNB if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CNB will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CNB has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with CNB’s seeking or obtaining such equitable relief.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the final adjournment of the ESSA Meeting or (b) the termination of the Merger Agreement in accordance with its terms. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of ESSA, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of ESSA or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer, as applicable, of ESSA.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of Commonwealth of Pennsylvania, without regard for conflict of law provisions.

Section 12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to CNB in accordance with Section 8.06 of the Merger Agreement and to the Shareholder at his, her or its address set forth on Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice).

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CNB FINANCIAL CORPORATION

By:
Name:	Michael D. Peduzzi
Title:	President and Chief Executive Officer

SHAREHOLDER

Name:

[Signature Page to Voting Agreement]

EXHIBIT A

NAME AND ADDRESS OF SHAREHOLDER	SHARES OF ESSA COMMON STOCK BENEFICIALLY OWNED

Exhibit B

Form of CNB Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of January 9, 2025, by and between [_________] (the “Shareholder”) and ESSA Bancorp, Inc., a Pennsylvania corporation (“ESSA”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, CNB Financial Corporation, a Pennsylvania corporation (“CNB”), CNB Bank, a Pennsylvania-chartered nonmember bank and wholly-owned subsidiary of CNB (“CNB Bank”), ESSA and ESSA Bank & Trust, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of ESSA (“ESSA Bank”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which ESSA will merge with and into CNB, with CNB surviving, and immediately thereafter, ESSA Bank will merge with and into CNB Bank, with CNB Bank surviving, and in connection therewith, shares of ESSA Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has the power to vote or direct the voting of the number of shares of CNB Stock identified on Exhibit A hereto (such shares, together with all shares of CNB Stock with respect to which Shareholder subsequently acquires beneficial ownership, and has the power to vote or direct the voting of such shares, during the term of this Agreement, including the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of ESSA to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of CNB, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by ESSA, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares (i) in favor of approval of the CNB Share Issuance; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CNB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) surrendering Shares to CNB in connection with the vesting, settlement or exercise of CNB equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of CNB equity awards, the exercise price thereon, and (e) such transfers as ESSA may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with ESSA as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by ESSA, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)

Except as set forth on Schedule 1, Shareholder is the record and beneficial owner of and has the power to vote or direct the voting of such Shares, or is the trustee that is the record holder of and has the power to vote or direct the voting of such Shares, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of CNB that the Shareholder has the power to vote or direct the voting of other than the Shares (other than shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). Shareholder has the right to vote or direct the voting of the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint ESSA with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of CNB, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of CNB taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 6 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to ESSA if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, ESSA will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that ESSA has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with ESSA’s seeking or obtaining such equitable relief.

Section 6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the final adjournment of the CNB Meeting or (b) the termination of the Merger Agreement in accordance with its terms. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 7. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 8. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of CNB, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of CNB or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer, as applicable, of CNB.

Section 10. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of Commonwealth of Pennsylvania, without regard for conflict of law provisions.

Section 12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to ESSA in accordance with Section 8.06 of the Merger Agreement and to the Shareholder at his, her or its address set forth on Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice).

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ESSA BANCORP, INC.

By:
Name:
Title:

SHAREHOLDER

Name:

[Signature Page to Voting Agreement]

EXHIBIT A

NAME AND ADDRESS OF SHAREHOLDER	SHARES OF CNB COMMON STOCK BENEFICIALLY OWNED